AGREEMENT AND PLAN OF MERGER

by and among

AMERASIA KHAN ENTERPRISES LTD

SZC ACQUISITION, INC.

and

SHIELDZONE CORPORATION

February 8, 2007

LIST OF EXHIBITS
Exhibit	Description

Exhibit A	Certificate of Incorporation of Surviving Corporation
Exhibit B	By-laws of Surviving Corporation
Exhibit C	Directors of Parent Pre-Effective Time and Post-Effective Time
Exhibit D	Convertible Notes
Exhibit E	Certificate of Incorporation of Parent
Exhibit F	Bylaws of Parent

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is entered into as of February 8, 2007 by and among AMERASIA KHAN ENTERPRISES LTD, a Nevada corporation (“Parent”), SZC ACQUISITION, INC., a Nevada corporation and a wholly-owned subsidiary of Parent (“Acquisition Corp.”), and SHIELDZONE CORPORATION, a Utah corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of each of Parent, Acquisition Corp. and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent, which acquisition is to be effected by the merger of Acquisition Corp. with and into the Company, with the Company being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement (as defined herein);

WHEREAS, the parties hereto intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code; and

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Definitions. Capitalized terms used in this Agreement shall have the following meanings:

“Acquisition Corp.” shall have the meaning given to such term in the preamble to this Agreement.

“Acquisition Proposal” shall have the meaning given to such term in Section 6.2 hereof.

“Action” shall mean any claim, action, suit, proceeding, investigation or order.

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement and Plan of Merger, including the exhibits attached hereto or referred to herein, as the same may be amended or modified from time to time in accordance with the provisions hereof.

Draft 1/30/07

“Balance Sheet” shall have the meaning given to such term in Section 4.5 hereof.

“Balance Sheet Date” shall have the meaning given to such term in Section 4.5 hereof.

“By-laws” shall have the meaning given to such term in Section 2.3(b) hereof.

“Certificate of Incorporation” shall have the meaning given to such term in Section 2.3(a) hereof.

“Closing” shall have the meaning given to such term in Section 2.5 hereof.

“Closing Date” shall have the meaning given to such term in Section 2.5 hereof.

“Code” shall have the meaning given to such term in the third recital to this Agreement.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning given to such term in the preamble to this Agreement.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the common stock, no par value, of the Company.

“Company Material Adverse Effect” shall mean any change, effect or circumstance that is materially adverse or is reasonably likely to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or operations of the Company and its subsidiaries, taken as a whole, other than any such change, effect or circumstance relating to general economic, regulatory or political conditions, except to the extent such change, effect or circumstance disproportionately affects the Company and its subsidiaries, taken as a whole.

“Company Preferred Stock” shall mean, collectively, all Preferred Stock, if any, issued or issuable by the Company.

“Company Stock Options” shall have the meaning given to such term in Section 3.3(a) hereof.

“Contract” shall have the meaning given to such term in Section 4.4 hereof.

“Consents” shall mean any permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to, with or by any Person.

“Convertible Notes” shall mean the issued and outstanding Convertible Promissory Notes of the Company.

“Dissenting Shares” shall have the meaning given to such term in Section 3.2(d) hereof.

“Effective Time” shall have the meaning given to such term in Section 2.2 hereof.

“Employee Benefit Plans” shall have the meaning assigned to it in Section 4.13 hereof.

“Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., as any of the above referenced statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above referenced statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended, and the regulations issued thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations issued thereunder.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States consistently applied.

“Hazardous Material” means any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, chemical substance or mixture, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas; or (d) mold.

“Incentive Plans” shall have the meaning given to such term in Section 3.3(d) hereof.

“Indebtedness” shall mean any obligation of the Company that under GAAP is required to be shown on the Balance Sheet of the Company as a Liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a Promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Information Statement” shall have the meaning given to such term in Section 7.7 hereof.

“Intellectual Property” shall have the meaning given to such term in Section 4.12(b) hereof.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Letter of Transmittal” shall have the meaning assigned to it in Section 3.2 hereof.

“Liability” shall mean any and all liability, debt, obligation, deficiency, Tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Merger” shall have the meaning given to such term in the second recital to this Agreement.

“NRS” shall mean the Nevada Revised Statutes and General Corporation Law of Nevada, as amended.

“Parent” shall have the meaning given to such term in the preamble to this Agreement.

“Parent Balance Sheet” shall have the meaning assigned to such term in Section 5.13 hereof.

“Parent Balance Sheet Date” shall have the meaning assigned to it in Section 5.13 hereof.

“Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.

“Parent Employee Benefit Plans” shall have the meaning assigned to such term in Section 5.16 hereof.

“Parent Financial Statements” shall have the meaning assigned to such term in Section 5.10 hereof.

“Parent Material Adverse Effect” means any change, effect or circumstance that is materially adverse or is reasonably likely to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or operations of Parent and its subsidiaries, taken as a whole, other than any such change, effect or circumstance relating to general economic, regulatory or political conditions, except to the extent such change, effect or circumstance disproportionately affects Parent and its subsidiaries, taken as a whole.

“Parent Preferred Stock” shall mean the preferred stock, par value $0.001 per share, of Parent.

“Parent SEC Documents” shall have the meaning assigned to such term in Section 5.9 hereof.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Parent Stockholder Consent” shall have the meaning assigned to such term in Section 7.6 hereof.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust or other entity or organization, including any government or political subdivision or an agency or instrumentality thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations issued thereunder.

“Stockholder” shall mean any record holder of Company Capital Stock.

“Surviving Corporation” shall have the meaning given to such term in Section 2.1 hereof.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Code Section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in either clauses (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065)) required to be supplied to a Tax authority relating to Taxes.

“Tax Sharing Agreements” shall have the meaning given to such term in Section 4.15 hereof.

ARTICLE II
THE MERGER

Section 2.1  Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Acquisition Corp. shall be merged with and into the Company in accordance with the Utah Corporations Statutes (Utah Revised Business Corporations Act) (“UCS”). Following the Effective Time, the separate corporate existence of Acquisition Corp. shall cease, and the Company shall continue as the corporation surviving the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

Section 2.2  Effective Time. The Parent, the Company and Acquisition Corp. shall cause a certificate of merger to be filed on the Closing Date (or on such other date as the Company and Parent may agree in writing) with the Secretary of State of the State of Nevada as provided in the NRS and the Secretary of the State of Utah as provided in the UCS, and shall make all other filings or recordings required by the NRS or UCS in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed in accordance with the NRS and UCS with the Secretary of States of the State of Nevada and Utah or such later time as specified in the certificate of merger, and such time is hereinafter referred to as the “Effective Time.”

Section 2.3  Certificate of Incorporation; By-laws; Directors and Officers.

(a)  The certificate of incorporation of ShieldZone as in effect immediately prior to the Effective Time, a copy of which is attached as Exhibit A hereto, shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”) from and after the Effective Time until thereafter changed or amended as provide therein or in accordance with applicable law.

(b)  The by-laws of Acquisition Corp. as in effect immediately prior to the Effective Time, a copy of which is attached as Exhibit B hereto, shall be the by-laws of the Surviving Corporation (the “By-laws”) from and after the Effective Time until thereafter changed or amended as provided therein or in accordance with applicable law.

(c)  One or more of the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws.

(d)  Upon the filing of the certificate of merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Utah as contemplated by Section 2.2 hereof, the officers and directors of the Parent designated on Exhibit C hereto shall resign, to be replaced by the officers and directors designated on Exhibit C hereto, who shall immediately take such offices or who shall take such offices upon compliance with the Federal Securities Laws, as the case may be. The appointment of new directors in accordance with the terms of this Section 2.3(d) shall be accomplished through the filling of vacancies in the Board of Directors of the Parent in compliance with the applicable provisions of the NRS and the by-laws of the Parent and without the vote (by written consent or otherwise) of the shareholders of the Parent.

Section 2.4  Effects of the Merger. The Merger shall have the effects set forth in the UCS. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and Acquisition Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Corp. shall become the debts, liabilities and duties of the Surviving Corporation. The Company acknowledges that, from and after the Effective Time, Parent shall have the absolute and unqualified right to deal with the assets and business of the Surviving Corporation as its own property without limitation on the disposition or use of such assets or the conduct of such business.

Section 2.5  Closing. The consummation of the transactions contemplated by this Agreement, including the Merger (the “Closing”), shall take place: (a) at the offices of Cane Clark, 3273 E. Warm Springs Rd., Las Vegas, NV at 10:00 a.m. local time on the date on which all of the conditions to the Closing set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement (other than conditions that can be satisfied only at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing); or (b) at such other place, time and date as the Company and Parent may agree in writing (the “Closing Date”).

Section 2.6  Tax-Free Merger. The parties hereto intend that the Merger will be treated as a tax-free reorganization under Section 368 of the Code.

ARTICLE III
MERGER CONSIDERATION; CONVERSION AND EXCHANGE OF SECURITIES

Section 3.1  Manner and Basis of Converting and Exchanging Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Acquisition Corp. or the holders of any outstanding shares of capital stock or other securities of the Company, Parent or Acquisition Corp.:

(a)  Acquisition Corp. Stock. Each share of common stock, par value $0.001 per share, of Acquisition Corp. issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of capital stock, no par value per share, of the Surviving Corporation, such that Parent shall be the holder of all of the issued and outstanding shares of capital stock of the Surviving Corporation following the Merger.

(b)  Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be exchanged for the right to receive one (1) share of Parent Common Stock.

(c)  Convertible Notes. At the effective time of the merger the Convertible Notes of the Company set forth on Exhibit D shall be converted into the right to receive one (1) share of Parent Common Stock in accordance with their terms. Exhibit D hereto sets forth the number of shares of Parent Common Stock into which such Convertible Notes issued and outstanding on the date hereof shall become convertible at the Effective Time.

(d)  Treasury Stock. Notwithstanding any provision of this Agreement to the contrary, each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock, if any, owned by Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled in the Merger and shall not be converted or exchanged into the right to receive any shares of capital stock or other securities of Parent.

(e)  No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in, or as a result of, the Merger. Any fractional shares of Parent Common Stock that a holder of record of Company Capital Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional share of Parent Common Stock results from such aggregation, the number of shares required to be issued to such record holder shall be rounded up to the nearest whole number of shares of Parent Common Stock.

Section 3.2  Surrender and Exchange of Certificates.

(a)  Letter of Transmittal. Promptly after the Effective Time, Parent shall mail, or cause to be mailed, to each record holder of certificate(s) formerly representing ownership of Company Capital Stock that was converted into the right to receive Parent Common Stock pursuant to Section 3.1 hereof (i) a letter of transmittal (“Letter of Transmittal”) for delivery of such certificate(s) to Parent and (ii) instruction for use in effecting the surrender of certificate(s), in each case in form and substance mutually agreeable to the Company and Parent. Delivery shall be effected, and risk of loss and title to the Parent Common Stock shall pass, only upon delivery to the Parent (or a duly authorized agent of Parent) of certificate(s) formerly representing ownership of Company Capital Stock (or an affidavit of lost certificate and indemnification or surety bond) and a properly completed and duly executed Letter of Transmittal, as described in Section 3.2(b) hereof. Notwithstanding the foregoing, Parent shall not be required to mail, or cause to be mailed, a Letter of Transmittal to any record holder of certificate(s) formerly representing ownership of Company Capital Stock if such holder has previously agreed or consented to the exchange of certificates that are held in custody by the Company for the benefit of such holder.

(b)  Exchange Procedures. Parent shall issue to each former record holder of Company Capital Stock, upon delivery to Parent (or a duly authorized agent of Parent) of (i) certificate(s) formerly representing ownership of Company Capital Stock endorsed in blank or accompanied by duly executed stock powers (or an affidavit of lost certificate and indemnification in form and substance reasonably acceptable to Parent stating that, among other things, the former record holder has lost his or her certificate(s) or that such certificate(s) have been destroyed) and (ii) a properly completed and duly executed Letter of Transmittal in form and substance reasonably satisfactory to Parent, a certificate or certificates registered in the name of such former record holder representing the number of shares of Parent Common Stock that such former record holder is entitled to receive in accordance with Section 3.1 hereof. Subject to Section 3.2(d) hereof, until the certificate(s) (or affidavit) is delivered together with the Letter of Transmittal in the manner contemplated by this Section 3.2(b), each certificate (or affidavit) previously representing ownership of Company Capital Stock shall be deemed at and after the Effective Time to represent only the right to receive Parent Common Stock and the former record holders thereof shall cease to have any other rights with respect to his or her Company Capital Stock.

(c)  Termination of Exchange Process. Any Parent Common Stock that remains unclaimed by a former record holder of Company Capital Stock at the first anniversary of the Effective Time may be deemed “abandoned property” subject to applicable abandoned property, escheat and other similar laws in the State in which the former record holder resides. None of the Company, Parent, Acquisition Corp. or the Surviving Corporation shall be liable to any person in respect of any Parent Company Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)  Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Capital Stock in accordance with the UCS (“Dissenting Shares”) shall not be entitled to vote for any purpose or receive dividends, shall not be converted into the right to receive Parent Common Stock in accordance with Section 3.1 hereof, and shall only be entitled to receive such consideration as shall be determined pursuant to the NRS; provided, however, that if, after the Effective Time, such Stockholder fails to perfect or withdraws or loses his or her right to appraisal or otherwise fails to establish the right to be paid the value of such Stockholder’s shares of Company Capital Stock under the NRS, such shares of Company Capital Stock shall be treated as if they had converted as of the Effective Time into the right to receive Parent Common Stock in accordance with Section 3.1 hereof, and such shares of Company Capital Stock shall no longer be Dissenting Shares. All negotiations with respect to payment for Dissenting Shares shall be handled jointly by Parent and the Company prior to the Closing and exclusively by Parent thereafter. In the event that one percent (1%) or more of the outstanding shares of the Company are Dissenting Shares, the Parent has the sole discretion to terminate this Agreement, which shall forthwith become void and of no further force and effect and the parties hereto shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party hereto from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(e)  Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, certificates formerly representing Company Capital Stock are presented to the Surviving Corporation, these certificates shall be canceled and exchanged for the number of shares of Parent Common Stock to which the former record holder may be entitled pursuant to Section 3.1 hereof.

(f)  Further Rights in Company Stock.  All shares of Parent Common Stock issued upon exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

Section 3.3  Options, Warrants. The Company has no issued or outstanding warrants and options to purchase shares of Company Common Stock (collectively, the “Company Stock Options”) and therefore at the Effective Time none will be issued.

Section 3.4  Parent Common Stock. Parent shall reserve a sufficient number of shares of Parent Common Stock to complete the conversion and exchange of Company Capital Stock into Parent Common Stock contemplated by Sections 3.1 and 3.2 hereof, and the issuance of any Parent Common Stock underlying options and warrants, notes or other rights to acquire Parent Common Stock in accordance with Section 3.3 hereof. Parent covenants and agrees that immediately prior to the Effective Time there will be 9,000,000 shares of Parent Common Stock issued and outstanding, and that no other common or preferred stock or equity securities of the Parent, or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or equity securities of the Parent, shall be issued or outstanding immediately prior to the Effective Time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as follows:

Section 4.1  Organization. The Company (i) is duly organized, validly existing and in good standing (or its equivalent) under the laws of the State of Utah, (ii) has all licenses, permits, authorizations and other Consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and presently proposed to be conducted, except where such failure would not have, or be reasonably likely to have, a Company Material Adverse Effect. The Company is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary, except where the failure to be so duly qualified, authorized and in good standing would not have a Company Material Adverse Effect.

Section 4.2  Authorization; Validity of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other action (except the approval of the requisite Stockholders solely with respect to consummation of the Merger) on the part of the Company or any of its Stockholders or subsidiaries is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming due and valid authorization, execution and delivery hereof by Parent and Acquisition Corp.) is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3  Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 10,500,000 shares of Company Common Stock. As of the date hereof, there are 10,175,000 shares of Company Common Stock issued and outstanding. As of the date hereof, the Company has Convertible Notes issued and outstanding in the aggregate principal amount of $350,000, of which $250,000 of such Notes at the effective time will be converted into 714,286 shares of Company Common Stock. All the outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable.

Section 4.4  Consents and Approvals; No Violations. Except for (a) approval of the Merger by the requisite Stockholders and (b) filing of the certificate of merger with the Secretary of State of the State of Utah, neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate any provision of its certificate of incorporation or by-laws; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any encumbrance upon any of the properties of the Company or any of its subsidiaries under any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument (collectively, “Contract”) to which the Company or any its subsidiaries or any of their respective properties may be bound; (iii) require any Consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to the Company or any of its subsidiaries; or (iv) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets; except, in the cases of clauses (ii), (iii) and (iv), any such violations, conflicts, breaches, defaults or encumbrances, or any failure to receive any such Consent, approval or authorization, or to make any such notice, declaration, filing or registration as will not result in, or could reasonably be expected to result in, a Company Material Adverse Effect.

Section 4.5  Financial Statements. The Company has delivered or made available as of the date hereof or shall, prior to the Closing Date, deliver or make available to Parent the audited balance sheets of the Company for the fiscal year ended December 31, 2005 and unaudited balance sheets for the nine month period ended September 30, 2006 (the “Balance Sheet Date”) and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Company for the fiscal year ended December 31, 2005 and the nine month period ended September 30, 2006. The foregoing financial statements (including any notes thereto) (i) have been prepared based upon the books and records of the Company, (ii) have been prepared in accordance with GAAP (except as otherwise noted therein), and (iii) present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as at their respective dates and for the periods then ended. To the knowledge of the Company, since the Balance Sheet Date, no fact or condition exists that has not been disclosed to Parent that has had or could reasonably be expected to have a Company Material Adverse Effect.

Section 4.6  No Undisclosed Liabilities. As of the date hereof, except (a) for Liabilities reflected on the face of the balance sheet for the nine month period ended September 30, 2006 (the “Balance Sheet”) and (b) Liabilities of the same type, magnitude and scope as those reflected on the Balance Sheet which have arisen since the Balance Sheet Date in the ordinary course of business, and which would not, in the aggregate, result in a Company Material Adverse Effect, the Company does not have any Liability.

Section 4.7  Litigation. There is no Action pending or, to the knowledge of the Company, threatened, involving the Company or its subsidiaries or affecting any of the officers, directors or employees of the Company or its subsidiaries with respect to the Company’s or any subsidiary’s business by or before any governmental entity or by any third party that has had or could reasonably be expected to have a Company Material Adverse Effect and neither the Company nor any of its subsidiaries have received written notice that any such Action is threatened. Neither the Company nor any of its subsidiaries is in default under any judgment, order or decree of any governmental entity applicable to its business, which default could reasonably be expected to have a Company Material Adverse Effect.

Section 4.8  No Default; Compliance with Applicable Laws. The Company is not in default or violation of any material term, condition or provision of (i) its certificate of incorporation or by-laws or (ii) to the Company’s knowledge, any law applicable to the Company or its property and assets, and the Company has not received written notice of any violation of or Liability under any of the foregoing (whether material or not).

Section 4.9  Broker’s and Finder’s Fees. To the knowledge of the Company, no Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 4.10  Contracts.

(a)  The Company is not in violation or breach of any material contract, except such violations that, in the aggregate, would not result in, or would not reasonably be expected to result in, a Company Material Adverse Effect. There does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any material Contract on the part of the Company or, to the knowledge of the Company, any other party thereto or would permit the modification, cancellation or termination of any material Contract or result in the creation of any lien upon, or any person acquiring any right to acquire, any assets of the Company, other than any events or conditions that, in the aggregate would not result in, or would not reasonably be expected to result in, a Company Material Adverse Effect. The Company has not received in writing any claim or threat that the Company has breached any of the terms and conditions of any material Contract, other than any material Contracts the breach of which, in the aggregate, would not result in, or would not reasonably be expected to result in, a Company Material Adverse Effect.

(b)  The consent of, or the delivery of notice to or filing with, any party to a material Contract is not required for the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated under the Agreement.. The Company has made available to Parent and Acquisition Corp. true and complete copies of all Contracts and other documents requested by Parent or Acquisition Corp.

Section 4.11  Tax Returns and Audits. All required federal, state and local Tax Returns of the Company have been accurately prepared and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid. The Company is not and has not been delinquent in the payment of any Tax. The Company has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of the Company’s federal income Tax Returns nor any state or local income or franchise Tax Returns has been audited by governmental authorities. The reserves for Taxes reflected on the Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by the Company as of the Balance Sheet Date. Since the Balance Sheet Date, the Company has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. The Company is not obligated to make a payment, nor is it a party to any agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code. The Company has not agreed nor is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired. The Company is not a party to, is not bound by and does not have any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), nor does it have any potential liability or obligation to any Person as a result of, or pursuant to, any Tax Sharing Agreements.

Section 4.12  Patents and Other Intangible Assets.

(a)  To the knowledge of the Company, the Company (i) owns or has the right to use, pursuant to a valid license, sublicense, agreement, or permission, free and clear of all Liens, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing.

(b)  To the knowledge of the Company, the Company owns and has the right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors (collectively, “Intellectual Property”) required for or incident to the development, operation and sale of all products and services sold by the Company, free and clear of any right, Lien or claim of others. All Intellectual Property can and will be transferred by the Company to the Surviving Corporation as a result of the Merger and without the consent of any Person other than the Company.

Section 4.13  Employee Benefit Plans; ERISA.

(a)  All “employee benefit plans” (within the meaning of Section 3(3) of the ERISA) of the Company and other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type, other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Company, whether written or unwritten and whether or not funded, are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(b)  There are no pending claims or lawsuits that have been asserted or instituted against any Employee Benefit Plan, the assets of any of the trusts or funds under the Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Employee Benefit Plans or against any fiduciary of an Employee Benefit Plan with respect to the operation of such plan, nor does the Company have any knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to form the basis of any such claim or lawsuit.

(c)  There is no pending or, to the knowledge of the Company, threatened investigation, or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Employee Benefit Plan and the Company has no knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(d)  No actual or, to the knowledge of the Company, contingent Liability exists with respect to the funding of any Employee Benefit Plan or for any other expense or obligation of any Employee Benefit Plan, except as disclosed on the Balance Sheet, and no contingent Liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

(e)  No events have occurred or are reasonably expected to occur with respect to any Employee Benefit Plan that would cause a material change in the costs of providing benefits under such Employee Benefit Plan or would cause a material change in the cost of providing such Employee Benefit Plan.

Section 4.14  Title to Property and Encumbrances. The Company has good and valid title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not in the aggregate constitute a Company Material Adverse Effect.

Section 4.15  Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company are in operating condition, subject to ordinary wear and tear, and are adequate and sufficient for the Company’s existing business.

Section 4.16  Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company. No suit, proceeding or action or, to the knowledge of the Company, threat of suit, proceeding or action has been asserted or made against the Company due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

Section 4.17  Environmental Matters.

(a)  To the knowledge of the Company, the Company has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

(b)  To the knowledge of the Company, the historical and present operations of the business of the Company are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)  There are no material pending or, to the knowledge of the Company, threatened, demands, claims, information requests or notices of noncompliance or violation against or to the Company relating to any Environmental Law; and, to the knowledge of the Company, there are no conditions or occurrences on any of the real property used by the Company in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to the Company, except such as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d)  To the knowledge of the Company, (i) the Company has not, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the

“National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) the Company is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any written notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) written notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) the Company has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18  Disclosure. There is no fact relating to the Company that the Company has not disclosed to Parent in writing that has had or is currently having a Company Material Adverse Effect. No representation or warranty by the Company herein and no information disclosed in the exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CORP.

Parent and Acquisition Corp. hereby represent and warrant to the Company as follows:

Section 5.1  Organization. Each of Parent and Acquisition Corp. (i) is duly organized, validly existing and in good standing under the laws of its State of incorporation or organization, (ii) has all licenses, permits, authorizations and other Consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and presently proposed to be conducted, in each case except where such failures would not have, or be reasonably likely to have, a Parent Material Adverse Effect. Each of Parent and Acquisition Corp. is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary, except where the failure to be so duly qualified, authorized and in good standing would not have a Parent Material Adverse Effect.

Section 5.2  Authorization; Validity of Agreement. Each of Parent and Acquisition Corp. has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Acquisition Corp. of this Agreement and all other agreements and instruments to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of each of Parent and Acquisition Corp. and the stockholder of Acquisition Corp., and no other action on the part of either of Parent or Acquisition Corp. is necessary to authorize the execution and delivery of this Agreement and all other agreements and instruments to be executed pursuant to this Agreement and the consummation by either of Parent or Acquisition Corp. of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Parent and Acquisition Corp. and (assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and Acquisition Corp., enforceable against each of them in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.3  Consents and Approvals; No Violations. Except for filing of the certificate of merger with the Secretary of State of the State of Nevada, neither the execution, delivery or performance of this Agreement by either of Parent and Acquisition Corp. nor the consummation of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or by-laws of Parent or Acquisition Corp.; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any Lien upon any of the properties of Parent or Acquisition Corp. under any Contract to which Parent or Acquisition Corp. or any of their properties may be bound; (iii) require any Consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to Parent or any subsidiary of Parent, or (iv) violate any order, written, judgment, injunction, decree, law, statute, rule or regulation applicable to any of Parent or Acquisition Corp. or any of their respective properties or assets; except, in the cases of clauses (ii), (iii) and (iv), any such violations, conflicts, breaches, defaults or encumbrances, or any failure to receive any such Consent, approval or authorization, or to make any such notice, declaration, filing or registration as will not result in, or could reasonably be expected to result in, a Parent Material Adverse Effect.

Section 5.4  Litigation. There is no Action pending or, to the knowledge of the Parent, threatened, involving Parent or Acquisition Corp. or any subsidiary of Parent or affecting the officers, directors or employees of Parent or Acquisition Corp. or any subsidiary of Parent with respect to Parent’s, Acquisition Corp.’s, or any of Parent’s subsidiaries’, businesses by or before any governmental entity or by any third party and none of Parent, Acquisition Corp. nor any subsidiary of Parent has received written notice that any such Action is threatened. None of Parent, Acquisition Corp. nor any subsidiary of Parent is in default under any judgment, order or decree of any governmental entity applicable to its business which could reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5  No Default; Compliance with Applicable Laws. Neither Parent nor any of Parent’s subsidiaries is in default or violation of any material term, condition or provision of (i) their respective certificate of incorporation, by-laws or similar organizational documents or (ii) any law applicable to Parent or any of Parent’s subsidiaries or its property and assets and neither Parent nor any of Parent’s subsidiaries has received written notice of any violation of or Liability under any of the foregoing (whether material or not).

Section 5.6  Broker’s and Finder’s Fees; Broker/Dealer Ownership. No person(s), firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker’s or finder’s fees, commission or other similar compensation, nor, with respect to the execution, delivery and performance of this Agreement or with respect to the consummation of the transactions contemplated hereby will any such person have any right or valid claim against the Company, Parent or Acquisition Corp. to any such payment.

Section 5.7  Capitalization of Parent. As of the date hereof, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock. As of the date hereof and immediately prior to the Effective Time, there are 9,000,000 shares of Parent Common Stock, par value $0.001, issued and outstanding. Other than as provided in Article III and Section 7.9 of this Agreement in connection with securities to be issued or to become issuable in connection with or as a result of the Merger, Parent has no outstanding options, warrants, rights or commitments to issue shares of Parent Common Stock or any capital stock or other securities of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any capital stock or other securities of Parent or Acquisition Corp. There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock. There are no registration rights or similar rights applicable to any shares of Parent Common Stock or any capital stock or other securities of Parent or Acquisition Corp. All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person. All of the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time have been issued in compliance with the Securities Act and applicable state securities laws and (i) pursuant to effective registration statements filed with the Securities and Exchange Commission and/or (ii) in reliance on valid exemptions from registration or qualification thereunder.

Section 5.8  Acquisition Corp. Acquisition Corp. is a Nevada corporation and a wholly-owned subsidiary of Parent that was formed on January 31, 2007 specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement. Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other securities of Acquisition Corp., other than the capital stock of Acquisition Corp. owned by Parent. Except for Acquisition Corp., Parent has no subsidiaries. Acquisition Corp. has no subsidiaries.

Section 5.9  Validity of Shares. The shares of Parent Common Stock to be issued in accordance with Article III hereof, when issued and delivered in accordance with the terms hereof, shall be duly authorized, validly issued, fully paid and non-assessable.

Section 5.10  SEC Reporting and Compliance.

(a)  Parent filed a registration statement on Form SB-2 under the Securities Act which became effective on May 8, 2006. Since that date, Parent has timely filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed by Parent pursuant to the Exchange Act (collectively, the “Parent SEC Documents”). Parent has not filed with the Commission a certificate on Form 15 pursuant to the Exchange Act.

(b)  None of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading. Each of the Parent SEC Documents complied, and each Parent SEC Document to be filed with the Commission prior to the Effective Date shall comply, in all material respects, with the applicable requirements of the Securities Act and the Securities Exchange, as the case may be. Each of the financial statements (including, in each case, any related notes), contained in the Parent SEC Documents, including any Parent SEC Documents filed after the date of this Agreement until the Closing, complied, as of its respective filing date, in all material respects with all applicable accounting requirements and the published rules and regulations of the Commission with respect thereto.

(c)  Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since December 31, 2006. Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission since December 31, 2006 and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by the Parent with the Commission or delivered to the stockholders of Parent.

(d)  Parent is not an “investment company” within the meaning of Section 3 of the Investment Company Act.

(e)  The Parent Common Stock is not listed on any exchange or traded or quoted on any Over-The-Counter Bulletin Board or quotation services and there are no market makers publishing bid and/or ask price(s) for shares of the Parent’s capital stock.

(f)  Between the date hereof and the Closing Date, Parent shall continue to satisfy any applicable filing requirements of the Exchange Act or the Securities Act, as the case may be, and all other requirements of applicable securities laws.

(g)  To the knowledge of Parent, Parent has complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

Section 5.11  Financial Statements. The balance sheets, and statements of income, stockholders’ equity and cash flows (including any notes thereto) contained in the Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with GAAP, (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

Section 5.12       No General Solicitation. In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell Parent Common Stock by any form of general solicitation or advertising.

Section 5.13  Absence of Undisclosed Liabilities. Neither Parent nor Acquisition Corp. has any Liability at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent as of September 30, 2006 (the “Parent Balance Sheet”) or the notes to the Parent Financial Statements, (c) current Liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business, consistent with past practice, since September 30, 2006 (the “Parent Balance Sheet Date”), none of which, individually or in the aggregate, constitutes a Parent Material Adverse Effect and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.

Section 5.14  Changes. Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, Parent has not (a) incurred any debts, obligations or Liabilities, absolute, accrued or, to the Parent’s knowledge, contingent, whether due or to become due, except for current Liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or Liability other than, current liabilities shown on the Parent Balance Sheet and current Liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a Parent Material Adverse Effect, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a Parent Material Adverse Effect, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material Contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $1,000 in the aggregate, or (r) entered into any Contract, agreement or license, or otherwise obligated itself, to do any of the foregoing.

Section 5.15  Tax Returns and Audits. All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a Parent Material Adverse Effect. The Parent is not and has not been delinquent in the payment of any Tax. The Parent has not had a Tax deficiency assessed against it. None of the Parent’s federal income Tax Returns nor any state or local income or franchise Tax Returns has been audited by governmental authorities. The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

Section 5.16  Employee Benefit Plans; ERISA.

(a)  Except as disclosed in the Parent SEC Documents, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent, whether written or unwritten and whether or not funded. Any plans listed in the Parent SEC Documents are hereinafter referred to as the “Parent Employee Benefit Plans.”

(b)  Any current and prior material documents, including all amendments thereto, with respect to each Parent Employee Benefit Plan have been made available to the Company.

(c)  All Parent Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(d)  There are no pending, or to the knowledge of the Parent, threatened, claims or lawsuits that have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts or funds under the Parent Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Parent Employee Benefit Plans or against any fiduciary of a Parent Employee Benefit Plan with respect to the operation of such plan.

(e)  There is no pending, or to the knowledge of the Parent, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Parent Employee Benefit Plan and Parent has no knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(f)  No actual or, to the knowledge of Parent, contingent Liability exists with respect to the funding of any Parent Employee Benefit Plan or for any other expense or obligation of any Parent Employee Benefit Plan, except as disclosed on the Parent Financial Statements or the Parent SEC Documents, and to the knowledge of the Parent, no contingent Liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

Section 5.17  Interested Party Transactions. Except as disclosed in the Parent SEC Documents, no officer, director or stockholder of the Parent or any Affiliate of any such Person or the Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (ii) purchases from or sells or furnishes to the Parent any goods or services, or (b) a beneficial interest in any Contract to which the Parent is a party or by which it may be bound or affected.

Section 5.18  Questionable Payments. Neither the Parent, Acquisition Corp. nor to the knowledge of the Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent or Acquisition Corp., has used any corporate funds for (a) unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books of record of any such corporations, or (e) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 5.19  Obligations to or by Stockholders. Except as disclosed in the Parent SEC Documents, the Parent has no Liability or obligation or commitment to any stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any Liability, obligation or commitment to the Parent.

Section 5.20  Schedule of Assets and Contracts. Except as expressly set forth in this Agreement, the Parent Balance Sheet or the notes thereto, the Parent is not a party to any Contract not made in the ordinary course of business that is material to the Parent. Parent does not own any real property. Parent is not a party to any Contract (a) with any labor union, (b) for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) for the employment of any officer, individual employee or other Person on a full-time basis or any contract with any Person for consulting services, (d) with respect to bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with any or all of the employees of Parent or any other Person, (e) relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Parent to any Lien or evidencing any Indebtedness, (f) guaranteeing of any Indebtedness, (g) under which Parent is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) under which Parent is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Parent, (i) granting any preemptive right, right of first refusal or similar right to any Person, (j) with any Affiliate of Parent or any present or former officer, director or stockholder of Parent, (k) obligating Parent to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) containing a covenant not to compete or other restriction on the parent’s ability to conduct a business or engage in any other activity, (m) with respect to any distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) regarding the registration of securities under the Securities Act, (o) characterized as a collective bargaining agreement, or (p) with any Person continuing for a period of more than three months from the Closing Date that involves an expenditure or receipt by Parent in excess of $1,000. The Parent maintains no insurance policies and insurance coverage of any kind with respect to Parent, its business, premises, properties, assets, employees and agents. Parent has furnished to the Company true and complete copies of all agreements and other documents requested by the Company.

Section 5.21  Environmental Matters.

(a)  The Parent has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

(b)  The historical and present operations of the business of the Parent compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)  (i) The Parent has not, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) the Parent is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any written notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) written notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) the Parent has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)  There are no material pending or, to the knowledge of Parent, threatened, demands, claims, information requests or notices of noncompliance or violation against or to the Parent relating to any Environmental Law; and, to the knowledge of Parent, there are no conditions or occurrences on any of the real property used by Parent in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to Parent, except such as have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.22  Employees. Other than pursuant to ordinary arrangements of employment compensation, Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.

Section 5.23   Title to Property and Encumbrances. Parent has good and valid title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate constitute a Parent Material Adverse Effect.

Section 5.24  Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by Parent are in operating condition, subject to ordinary wear and tear, and are adequate and sufficient for the Parent’s existing business.

Section 5.25  Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility insuring Parent and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated. Parent has not been refused any insurance coverage sought or applied for, and Parent has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of Parent. No suit, proceeding or action or, to the best current actual knowledge of Parent, threat of suit, proceeding or action has been asserted or made against Parent due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by Parent.

Section 5.26  Disclosure. There is no fact relating to Parent or Acquisition Corp. that Parent has not disclosed to the Company in writing that has had, is having or is reasonably likely to have a Parent Material Adverse Effect. No representation or warranty by Parent or Acquisition Corp. herein and no information disclosed in the exhibits hereto by Parent or Acquisition Corp. contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 5.27  No Liabilities. As of the Closing Date, there are no Liabilities or Indebtedness of the Parent or Acquisition Corp. in excess of $1,000 of any kind whatsoever, whether recorded on the Balance Sheet of Parent or Acquisition Corp. or not, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such Liability or Indebtedness. Neither the Parent nor the Acquisition Corp. is a guarantor of any Indebtedness of any other person, firm or corporation.

ARTICLE VI
CONDUCT OF BUSINESSES PENDING THE MERGER

Section 6.1  Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent or Acquisition Corp. shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(i)  the business of the Company shall be conducted only in the ordinary course consistent with the past practice;

(ii)  the Company shall not (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company Capital Stock; (B) amend its certificate of incorporation or by-laws except to effectuate the transactions contemplated in this Agreement; or (C) split, combine or reclassify the outstanding Company Capital Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(iii)  the Company shall not (A) issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Company Capital Stock, except to issue shares of Company Capital Stock in connection with the exercise of Common Stock Options and except as disclosed to Parent with respect to the issuance and sale of up to $250,000 of capital shares to be issued at the Closing; (B) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (C) incur additional Indebtedness or any other Liabilities or enter into any other transaction other than in the ordinary course of business; (D) enter into any Contract, agreement, commitment or arrangement with respect to any of the foregoing except this Agreement; or (E) except as contemplated by this Agreement, enter into any Contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination; and

(iv)  the Company shall use its reasonable best efforts to preserve intact the business of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it.

Section 6.2  Conduct of Business by Parent and Acquisition Corp. Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated expressly permitted by this Agreement:

(i)  the business of Parent and Acquisition Corp. shall be conducted only in the ordinary course consistent with past practice;

(ii)  neither Parent nor Acquisition Corp. shall (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its certificate of incorporation or by-laws; or

(C) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock; and

(iii)  neither Parent nor Acquisition Corp. shall (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (B) acquire or dispose of any assets other than in the ordinary course of business; (C) incur additional Indebtedness or any other Liabilities or enter into any other transaction except in the ordinary course of business; (D) enter into any Contract, agreement, commitment or arrangement with respect to any of the foregoing except this Agreement, or (E) except as contemplated by this Agreement, enter into any Contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith.

(iv)  Parent shall use its best efforts to preserve intact the business of Parent and Acquisition Corp., to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with Parent and Acquisition Corp. and to file all required SEC Reports under the Exchange Act;

(v)  neither Parent nor Acquisition Corp. will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below). Parent will promptly advise the Company in writing of any such inquiries or Acquisition Proposal (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Parent or Acquisition Corp. or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement. Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and

(vi)  neither Parent nor Acquisition Corp. will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers and employees.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1  Access and Information. The Company, Parent and Acquisition Corp. shall each afford to the other and to the other’s accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to Tax Returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information that (i) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (ii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that: (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information); (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing; and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request provided, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished. If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

Section 7.2  Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, Consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.

Section 7.3  Publicity. No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission; provided that in such case Parent will use its best efforts to allow Company to review and reasonably approve any of the same prior to its release.

Section 7.4  Appointment of Directors. Immediately upon the Effective Time, Parent shall, in accordance with Section 2.3(d), accept the resignations and cause the appointments of those officers and directors of Parent identified in Exhibit C hereto, subject to any notice and waiting period requirements of federal law. At the first annual meeting of Parent’s stockholders and thereafter, the election of members of Parent’s Board of Directors shall be accomplished in accordance with the by-laws of Parent.

Section 7.5  Name Change. As soon as practicable on or after the Effective Time, Parent shall take all required legal actions to change Parent’s corporate name to “Shieldzone Corporation” (the “Name Change”).

Section 7.6  Stockholder Consent.

(a)  So long as the Board of Directors of the Company shall not have withdrawn, modified or changed its recommendation in accordance with the provisions of Section 7.8(b) hereof, the Company, acting through its Board of Directors, shall, in accordance with Utah law and its certificate of incorporation and by-laws, take all actions reasonably necessary to establish a record date for, duly call, give notice of, convene and hold a stockholders meeting for the purpose of obtaining the requisite approval and adoption of this Agreement and the transactions contemplated hereby by the Stockholders. The Company shall notify each Stockholder, whether or not entitled to vote, of the proposed Company stockholders’ meeting. Such meeting notice shall state that the purpose, or one of the purposes, of the meeting is to consider the Merger and shall contain or be accompanied by a copy or summary of this Agreement. Notwithstanding the foregoing, the Board of Directors of the Company shall not be required to take all actions reasonably necessary to establish a record date for, duly call, give notice of, convene and hold a stockholders meeting for the purpose of obtaining the requisite approval and adoption of this Agreement and the transactions contemplated hereby by the Stockholders if the Company’s Board of Directors and the requisite Stockholders otherwise take all actions reasonably necessary to approve this Agreement and the transactions contemplated hereby by written consent in lieu of a meeting of the stockholders of the Company to the extent permitted by applicable law.

(b)  The Board of Directors of the Company shall unanimously recommend such approval and shall use all reasonable efforts to solicit and obtain such approval; provided, however, that the Board of Directors of the Company may at any time prior to approval of the Stockholders (i) decline to make, withdraw, modify or change any recommendation or declaration regarding this Agreement or the Merger or (ii) recommend and declare advisable any other offer or proposal, to the extent the Board of Directors of the Company determines in good faith, based upon advice of legal counsel, that withdrawing, modifying, changing or declining to make its recommendation regarding this Agreement or the Merger or recommending and declaring advisable any other offer or proposal is necessary to comply with its fiduciary duties under applicable law (which declinations, withdrawal, modification or change shall not constitute a breach by the Company of this Agreement). The Company shall provide written notice to Parent promptly upon the Company taking any action referred to in the foregoing proviso.

(c)  Pursuant to the NRS, at any time before the certificate of merger is filed with the Secretary of State of the State of Nevada, including any time after the Merger is authorized by the Stockholders, the Merger may be abandoned and this Agreement may be terminated in accordance with the terms hereof, without further action by the Stockholders.

ARTICLE VIII
CONDITIONS OF PARTIES’ OBLIGATIONS

Section 8.1  Company Obligations. The obligations of Parent and Acquisition Corp. under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.

(a)  No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)  Compliance with Agreement. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c)  No Company Material Adverse Effect. Since the date hereof, there shall not have been any event or circumstance that has resulted in a Company Material Adverse Effect, and no event has occurred or circumstance exists that would reasonably be expected to result in a Company Material Adverse Effect.

(d)  Certificate of Officers. The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 8.1.

(e)  No Restraining Action. No Action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(f)  Supporting Documents. Parent and Acquisition Corp. shall have received the following:

(1)  Copies of resolutions of the Board of Directors and the stockholders of the Company, certified by the President of the Company, authorizing and approving the Merger and the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant hereto and thereto.

(2)  A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the certificate of incorporation and by-laws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified since the date hereof.

(3)  Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Utah.

Section 8.2  Parent and Acquisition Corp. Obligations. The obligations of the Company under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions any of which may be waived in whole or in part by the Company:

(a)  No Errors, etc. The representations and warranties of Parent and Acquisition Corp. under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)  Compliance with Agreement. Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c)  No Parent Material Adverse Effect. Since the date hereof, there shall not have been any event or circumstance that has resulted in a Parent Material Adverse Effect and no event has occurred or circumstance exists that would be reasonably expected to result in such a Parent Material Adverse Effect.

(d)  Certificate of Officers. Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective Presidents, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 8.2.

(e)  Supporting Documents. The Company shall have received the following:

(1)  Copies of resolutions of Parent’s and Acquisition Corp.’s respective board of directors and the sole stockholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving the Merger and the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by them pursuant hereto.

(2)  A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) above and further certifying that the certificates of incorporation and by-laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.

(3)  A certificate, dated the Closing Date, executed by the Secretary of each of the Parent and Acquisition Corp., certifying that, except for the filing of the certificate of merger with the Secretary of State of the State of Nevada: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required to be obtained by Parent or Acquisition Corp. for the execution and delivery of this Agreement and the consummation of the Merger shall have been duly made or obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted against Parent or Acquisition Corp. to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(4)  A certificate of Parent’s transfer agent and registrar, certifying as of the business day prior to the Closing Date, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

(5)  The executed resignations of all directors and officers of Parent, with the director resignations to take effect following the notice period required by federal law, and (ii) executed releases from each such director and officer in the form and substance acceptable to the Company in its sole discretion.

(6)  Evidence as of a recent date of the good standing and corporate existence of each of the Parent and Acquisition Corp. issued by the Secretary of State of their respective states of incorporation.

(7)  Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

ARTICLE IX
INDEMNIFICATION AND RELATED MATTERS

Section 9.1  Indemnification by Parent. Parent shall indemnify and hold harmless the Company (the “Company Indemnified Parties”), and shall reimburse the Company Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) or diminution of value (collectively, “Damages”) arising from or in connection with (a) any inaccuracy, in any material respect, in any of the representations and warranties of Parent and Acquisition Corp. in this Agreement or in any certificate delivered by Parent and Acquisition Corp. to the Company pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with any such representation or warranty, (b) any failure by Parent or Acquisition Corp. to perform or comply in any material respect with any covenant or agreement in this Agreement, (c) any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such party with Parent or Acquisition Corp. in connection with any of the transactions contemplated by this Agreement, (d) Taxes attributable to any transaction or event occurring on or prior to the Closing, (e) any claim relating to or arising out of any Liabilities of either Parent or Acquisition Corp. on or prior to Closing or with respect to accounting fees arising thereafter, or (f) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of Parent, or the actions of Parent or any holder of Parent capital stock prior to the Effective Time.

Section 9.2  Survival. All representations, warranties, covenants and agreements of Parent and Acquisition Corp. contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive until twelve (12) months after the Closing Date. The representations and warranties of the Company contained in this Agreement or in any instrument delivered pursuant to this Agreement will terminate at, and have no further force and effect after, the Effective Time.

Section 9.3  Time Limitations. Neither Parent nor Acquisition Corp. shall have any liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or agreement to be performed and complied with prior to the Effective Time, unless on or before the six month anniversary of the Effective Time (the “Claims Deadline”), Parent is given notice of a claim with respect thereto, in accordance with Section 9.5, specifying the factual basis therefore in reasonable detail to the extent then known by the Company Indemnified Parties.

Section 9.4  Limitation on Liability. The obligations of Parent and Acquisition Corp. to the Company Indemnified Parties set forth in Section 9.1 shall be subject to the following limitations:

(a)  The aggregate liability of Parent and Acquisition Corp. to the Company Indemnified Parties under this Agreement shall not exceed $50,000.00.

(b)  Other than claims based on fraud or for specific performance, injunctive or other equitable relief, the Company Indemnified Parties’ sole and exclusive remedy for any and all claims for Damages pursuant to Section 9.1 hereof shall be the indemnification provided under the terms and subject to the conditions of this Article IX.

Section 9.5  Notice of Claims.

(a)  If, at any time on or prior to the Claims Deadline, Company Indemnified Parties shall assert a claim for indemnification pursuant to Section 9.1, such Company Indemnified Parties shall submit to Parent a written claim stating: (i) that a Company Indemnified Party incurred or reasonably believes it may incur Damages and the amount or reasonable estimate thereof of any such Damages; and (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement alleged as the basis or bases for the claim. If the claim is for Damages which the Company Indemnified Parties reasonably believe may be incurred or are otherwise unliquidated, the written claim shall be deemed to have been asserted under this Article IX in the amount of such estimated Damages, but no payment for indemnification shall be made until such Damages have actually been incurred.

(b)  In the event that any action, suit or proceeding is brought against any Company Indemnified Party with respect to which Parent may have liability under this Article IX, the Parent shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of the Company Indemnified Party; provided, however, that a Company Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by Parent, if representation of the Company Indemnified Party by counsel retained by Parent would be inappropriate because of actual or potential differing interests between Parent and the Company Indemnified Party. In connection with any action, suit or proceeding subject to this Article IX, Parent and each Company Indemnified Party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding. Parent shall not, without the prior written consent of the applicable Company Indemnified Parties, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such Company Indemnified Parties for any liability arising out of such claim or demand.

ARTICLE X
TERMINATION PRIOR TO CLOSING

Section 10.1  Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)  by the mutual written consent of the Company, Acquisition Corp. and Parent;

(b)  by the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Effective Time, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified Parent and Acquisition Corp. of its intent to terminate this Agreement pursuant to this paragraph (b);

(c)  by Parent and Acquisition Corp., if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Parent or Acquisition Corp. has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);

(d)  by either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby; provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency;

(e)  by either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to February 9, 2007, for any reason other than delay or nonperformance of the party seeking such termination;

(f)  by the Company if the Board of Directors of the Company determines in good faith, based upon advice of legal counsel, that termination pursuant to this Section 10.1(f) is necessary to comply with its fiduciary duties under applicable law as provided in Section 7.8 hereof.

Section 10.2  Termination of Obligations. Termination of this Agreement pursuant to Section 10.1 hereof shall terminate all obligations of the parties hereunder, except for the obligations under Article IX, Article X, and Sections 11.4, 11.7, 11.14, 11.15 and 11.16 hereof;

provided, however, that termination pursuant to paragraphs (b) or (c) of Section 10.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

ARTICLE XI
MISCELLANEOUS

Section 11.1  Amendments. Subject to applicable law, this Agreement may be amended or modified by the parties hereto by written agreement executed by each party to be bound thereby and delivered by duly authorized officers of the parties hereto at any time prior to the Effective Time; provided, however, that after the approval of the Merger by the requisite Stockholders, no amendment or modification of this Agreement shall be made that by law requires further approval from any Stockholders without such further approval.

Section 11.2  Notices. Any notice, request, instruction, other document or communications to be given hereunder by any party hereto to any other party hereto shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of delivery if by electronic mail, (c) upon receipt of a transmission confirmation (with a confirming copy delivered personally or sent by overnight courier) if sent by facsimile or like transmission, or (d) on the next business day when sent by Federal Express, United Parcel Service, U.S. Express Mail or other reputable overnight courier for guaranteed next day delivery, as follows:

If to Parent or Acquisition Corp., to:	Amerasia Khan Enterprises Ltd Attention: Johnny Lee, CEO 353 West 7th Avenue Vancouver, BC V5Y 1M2 Telephone: (604) 723-6877

with a copy to:
Cane Clark, LLP Attention: Kyleen Cane 3273 East Warm Springs Las Vegas NV 89120 Telephone: (702) 312 6255 Facsimile: (702) 944 7100 Email: Kcane@CaneClark.com

If to the Company, to:	ShieldZone Corporation Attention: Robert G. Pedersen II 3855 South 500 West, Suite B Salt Lake City, Utah 84115 Telephone: (801) 263-0699 Facsimile: (801) 263-1841 Email: robert@shieldzone.com with a copy to:

Richardson & Patel LLP
Attention: Jennifer A. Post, Esq.
10900 Wilshire Boulevard, Suite 500
Los Angeles California 90024
Telephone: (310) 208-1182
Facsimile: (310) 208-1154
Email: jpost@richardsonpatel.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 11.2 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including arbitration arising in connection with this Agreement), which service shall be effected as required by applicable law.

Section 11.3  Entire Agreement. This Agreement and the exhibits attached hereto or referred to herein constitute the entire agreement of the parties hereto, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof and thereof.

Section 11.4  Expenses. Except as otherwise expressly provided herein, whether or not the Merger occurs, all expenses and fees incurred by Parent and Acquisition Corp. on one hand, and the Company on the other, shall be borne solely and entirely by the party that has incurred the same; provided, that if the Merger occurs, Parent agrees to pay, and shall cause the Surviving Corporation to pay, any unpaid fees and expenses of the Company (including fees and expenses of its counsel and other advisors) in connection with the consummation of the transactions contemplated by this Agreement.

Section 11.5  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to amend or modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.6  Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without, in the case of Parent and Acquisition Corp., the prior written approval of the Company and, in the case of the Company, the prior written approval of Parent.

Section 11.7  No Third Party Beneficiaries. Except as set forth in Section 9.1 and Section 11.6, nothing herein expressed or implied shall be construed to give any person other than the parties hereto (and their successors and assigns as permitted herein) any legal or equitable rights hereunder.

Section 11.8  Counterparts; Delivery by Facsimile. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 11.9  Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in the representations and breaches of the warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 11.10  No Constructive Waivers. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, agreement or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.11  Further Assurances. The parties hereto shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereto may reasonably request in order to carry out fully the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.12  Recitals. The recitals set forth above are incorporated herein and, by this reference, are made part of this Agreement as if fully set forth herein.

Section 11.13  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.14  Governing Law. This Agreement and the agreements, instruments and documents contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to its conflicts of law principles.

Section 11.15  Dispute Resolution. The parties hereto shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations amongst themselves. If the parties hereto are unable to resolve the matter following good faith negotiations, the matter shall thereafter be resolved by binding arbitration and each party hereto hereby waives any right it may otherwise have to the resolution of such matter by any means other than binding arbitration pursuant to this Section 11.15. Whenever a party shall decide to institute arbitration proceedings, it shall provide written notice to that effect to the other parties hereto. The party giving such notice shall, however, refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During this period, the parties shall make good faith efforts to amicably resolve the claim, dispute or controversy without arbitration. Any arbitration hereunder shall be conducted in the English language under the commercial arbitration rules of the American Arbitration Association. Any such arbitration shall be conducted in Las Vegas, Nevada by a panel of three arbitrators: one arbitrator shall be appointed by each of Parent and Company; and the third shall be appointed by the American Arbitration Association. The panel of arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on the claim, dispute or controversy in question would be barred under this Agreement or by the applicable statute of limitations. The prevailing party in any arbitration in accordance with this Section 11.15 shall be entitled to recover from the other party, in addition to any other remedies specified in the award, all reasonable costs, attorneys’ fees and other expenses incurred by such prevailing party to arbitrate the claim, dispute or controversy.

Section 11.16  Interpretation.

(a)  When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)  The words “hereof”, “hereby”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)  The words “knowledge,” or “known to,” or similar terms, when used in this Agreement to qualify any representation or warranty, refer to the knowledge or awareness of certain specific facts or circumstances related to such representation or warranty of the persons in the Applicable Knowledge Group (as defined herein) which a prudent business person would have obtained after reasonable investigation or due diligence on the part of any such person. For the purposes hereof, the “Applicable Knowledge Group” with respect to the Company shall be Robert G. Pedersen II. For the purposes hereof, the “Applicable Knowledge Group” with respect to Parent and the Acquisition Corp. shall be Mr. Johnny Lee.

(e)  The word “subsidiary” shall mean any entity of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such entity is owned, directly or indirectly by another entity or person.

(f)  For purposes of this Agreement, “ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(g)  The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(h)  A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, unless the context requires otherwise.

(i)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

COMPANY:

SHIELDZONE CORPORATION

By:
Name:	Robert G. Pedersen II
Title:	Chief Executive Officer

PARENT:

AMERASIA KHAN ENTERPRISES LTD

By:
Name:
Title:

ACQUISITION CORP.:

SZC ACQUISITION, CORP.

By:
Name:
Title:

Exhibit A

Certificate of Incorporation of Surviving Corporation

**Utah Department of Commerce**
**Division of Corporations & Commercial Code**
160 East 300 South, 2nd Floor, S.M. Box 146705
Salt Lake City, UT 84114-6705
Phone: (801) 530-4849
Toll Free: (877)526-3994 Utah Residents
Fax: (801) 530-6438
Web Site: http://www.commerce.utah.gov

Registration Number: 5866896-0142
Business Name: SHIELDZONE CORPORATION
Registered Date: MARCH 24, 2005

February 5, 2007

# CERTIFIED COPY OF THE ENTIRE FILE

THE UTAH DIVISION OF CORPORATIONS AND COMMERCIAL CODE ("DIVISION") HEREBY CERTIFIES THAT THE ATTACHED IS TRUE, CORRECT, AND COMPLETE COPY OF THE ENTIRE FILE OF

SHIELDZONE CORPORATION

AS APPEARS OF RECORD IN THE OFFICE OF THE DIVISION.

Kathy Berg
Director
Division of Corporations and Commercial Code

Dept. of Professional Licensing (801)530-6628 | Real Estate (801)530-6747 | Public Utilities (801)530-6651 | Securities (801)530-6600 | Consumer Protection (801)530-6601

File Number: 5869896

**Profit Corporation**

# ARTICLES OF INCORPORATION
# OF
# Protective Solutions, Inc.

**We, the undersigned, persons acting as incorporators under the Utah Revised Business Corporation Act, adopt the following Articles of Incorporation for such Corporation:**

## Article I

**The name of the corporation is** Protective Solutions, Inc.

## Article II

**The Purpose or Purposes for which the corporation is organized**
Consulting - selling of manufactured invisible film material to car dealerships and teaching them how to install the products.
The corporation shall further have unlimited power to engage in and do any lawful act concerning any and all lawful business for which corporations may be organized under the Utah Business Corporation Act and any amendments thereto.

## Article III

| Class of Shares | Number of Shares |
|---|---|
| Common | 1000 |
| Preferred | 0 |

## Article IV

**The address of the corporation's initial registered office shall be:**

5564 S. Dunbarton Dr.
Salt Lake City, UT, 84117

**The corporation's initial registered agent at such address shall be :**

Phillip Chipping

**I hereby acknowledge and accept appointment as corporation registered agent:**

Phillip John Chipping

**signature**

## Article V

The names and addressess of the incorporators are:

Incorporator #1
Phillip John Chipping
5564 S. Dunbarton Dr.
Salt Lake City, UT , 84117
Phillip John Chipping
Signature

In Witness Whereof I / We have executed these Articles of Incorporation on 24 March, 2005 and say:

That they are all incorporators herein; that they have read the above and foregoing Articles of Incorporation; know the contents thereof and that the same is true to the best of their knowledge and belief, excepting as to matters herein alleged upon information and belief and as to those matters they believe to be true.

## Article VI

The name(s)and address(es)of each officer and director:

Officer #1
Phillip John Chipping
5564 S. Dunbarton Dr.
Salt Lake City, UT , 84117
Phillip John Chipping
Signature

Director #1
Phillip John Chipping
5564 S. Dunbarton Dr.
Salt Lake City, UT , 84117
Phillip John Chipping
Signature

## Article VII

The street address of the principal place of the business is:

5564 S. Dunbarton Dr.
Salt Lake City, UT, 84117

## Article VIII

The duration of the corporation shall be perpetual

## Additional Articles/Provisions

State of Utah
Department of Commerce
Division of Corporations & Commercial Code

This certifies that this registration has been filed and approved on 24 March, 2005 in the office of the Division and hereby issues this Certification thereof.

Kathy Berg

KATHY BERG
Division Director

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, the business entity physical address may be provided rather than the residential or private address of any individual affiliated with the entity.

# AMENDMENT

**State of Utah**
**DEPARTMENT OF COMMERCE**
Division of Corporations & Commercial Code

This form must be type written or computer generated For your convenience, this form has been designed to be filled out and printed online

File Number 5866896

Non-Refundable Processing Fee $37 00

RECEIVED

JAN 30 2006

## *Articles of Amendment to Articles of Incorporation (Profit)*

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows

CLS

1 The name of the corporation is Protective Solutions, Inc

2 The date the following amendment(s) was adopted 1/30/06

3 If *changing* the corporation name, the *new name* of the corporation is
ShieldZone. Corp

4 The text of each amendment adopted (include attachment if additional space needed)

1 - Also, please change address to
3855 South 500 West Suite B
Salt Lake City, UT 84115

2 - Next, please add Robert G Pedersen II as an Officer (#2) in the company His info is also as follows
3855 South 500 West, Suite B
Salt Lake City, UT 84115

3 - Lastly, please change the stock as follows 10 million shares total, with 6 million as preferred and 4 million as common

01-30-06P03 07 RCVD

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself

6 Indicate the manner in which the amendment(s) was adopted (mark only one)
- [x] No shares have been issued or directors elected – Adopted by Incorporator(s)
- [ ] No shares have been issued but directors have been elected – Adopted by the board of directors
- [ ] Shares have been issued but shareholder action was not required – Adopted by the board of directors
- [ ] The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group – Adopted by the shareholders

7 Delayed effective date (if not to be effective upon filing) ____________ *(not to exceed 90 days)*

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete

By [signature] Title President

Dated this 30th day of January, 20 06

Date 01/30/2006
Receipt Number 1692676
Amount Paid $15 00

**Mail In** PO Box 146705
Salt Lake City, UT 84114-6705
**Walk In** 160 East 300 South, Main Floor
**Information Center** (801) 530-4849
**Toll Free** (877) 526-3994 (within Utah)
**Fax** (801) 530-6438
**Web Site** http://www commerce utah gov/cor

Date 01/30/2006
Receipt Number 1692660
Amount Paid $22 00

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record For confidentiality purposes, the business entity physical address may be provided rather than the residential or private address of any individual affiliated with the entity

Revised 07/04

Department of Commerce
Division of Corporations and Commercial Code
I hereby certify that the foregoing has been filed
and approved on this 30 day of Jan 2026
in the office of this Division and hereby issue
This Certificate thereof

KRIDeNaven Date 2/15/06

Kathy Berg
Kathy Berg
Division Director

State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

File Number: 5846896-0142

Non-Refundable Processing Fee: $37.00

RECEIVED

NOV 01 2006

Utah Div. Of Corp. & Comm. Code

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: ShieldZone Corp

2. The date the following amendment(s) was adopted: 11/1/06

3. If changing the corporation name, the new name of the corporation is:
SHIELDZONE CORPORATION

4. The text of each amendment adopted (include attachment if additional space needed):

1) Article #3 - Get rid of all preferred stock

2) Article #3 - Issue 6,500,000 shares of common stock so the total amount of common stock shares is 10,500,000

11-01-06P02:34 RCVD

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

- [ ] No shares have been issued or directors elected -- Adopted by Incorporator(s)
- [ ] No shares have been issued but directors have been elected -- Adopted by the board of directors
- [✓] Shares have been issued but shareholder action was not required -- Adopted by the board of directors
- [ ] The number of votes cast for the amendments(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for apporval by that voting group -- Adopted by the shareholders

MP

7. Delayed effective date (if not to be effective upon filing) ____________ (*not to exceed 90 days*)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature] Title: CEO and Chairman

Dated this 1 day of November, 20 06

Under GRAMA (63-2-201), all registration information maintained by the Division is classified as public record. For confidentiality purposes, the business entity physical address may be provided rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html

Division's Website: www.corporations.utah.gov

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 1 day of NOV 20 06 in this office of this division and hereby issue this Certificate of thereof.

Examiner [signature] Date 11/2/06

[signature]
Kathy Berg
Division Director

Date: 11/01/2006
Receipt Number: 1930355
Amount Paid: $37.00

Exhibit B

By-Laws of Surviving Corporation

BY-LAWS
OF
SHIELDZONE CORPORATION

ARTICLE I

Section 1. The following paragraphs contain provisions for the regulation and management of SHIELDZONE CORPORATION, a Utah corporation.

Section 2. In the event that there is a conflict between a provision of these By-Laws and a mandatory provision of the Articles of Incorporation of this corporation, then said mandatory provision of the Articles of Incorporation of this corporation shall control.

ARTICLE II
Place of Business

Section 1. The principal office of said corporation, shall be 3855 South 500 West, Suite "B", Salt Lake City, Utah 84115. This designation shall be without prejudice to the power and right of the corporation to conduct and transact any of its affairs or business in other cities, states, territories, countries, or places.

Section 2. The registered agent of tile corporation in the State of Utah shall be Phillip J. Chipping, at the registered office address of 3855 South 500 West, Suite "B", Salt Lake City, Utah 84115.

Section 3. The registered office and registered agent of the corporation may be changed from time to time in the manner prescribed by law without amending these By-Laws.
ARTICLE III
Officers

Section I . Number. The officers of this corporation may consist of a President, a Secretary, a Treasurer, and such other officers, including one or more Vice Presidents, and, if desired, a Chief Executive Officer, as may be appointed in accordance with the provisions of Section 3 of this Article. One person may hold any two of said offices, but no such officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required by law or by these By-Laws or by a resolution of the Board of Directors to be executed, acknowledged or verified by any two or more officers.

Section 2. Election, Term of Office and Qualifications. The officers of this corporation shall be chosen by the Board of Directors. Each officer, except such officer as may be appointed in accordance with the provisions of Section 3 of this Article, shall hold his office until his successors shall have been removed in the manner hereinafter provided.

Section 3. Subordinate Officers. The Board of Directors may appoint such other officers to hold office for such period, have such authority and perform such duties as the Board of Directors may from time to time determine. The Board of Directors may delegate to any officer the power to appoint any such subordinate officers.

Section 4. Removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Such removal shall be by vote of a majority of the Board of Directors at a regular meeting or a special meeting of the Board of Directors called for this purpose.

Section 5. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors or to the President or Secretary of the corporation. Any such resignation shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 6. Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the corporation and,

subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation.

The Chief Executive Officer shall preside at all meetings of the shareholders and all meetings of the Board of Directors; and shall have general supervision over the affairs of the corporation and over the other officers.

Section 7. President. The President shall be the chief operating officer of the corporation. The President shall perform all duties incident to the office of the President; shall sign all stock certificates and written contracts of the corporation; and shall perform all such other duties as are assigned to the President from time to time by resolution of the Board of Directors or the Chief Executive Officer.

Section 8. Vice President. In the absence of a President or in the event of the President's death, inability or refusal to act, the Vice President shall perform the duties of the President, and when so acting, shall have all the powers of, and be subject to, all of the restrictions upon the President. The Vice President shall perform such other duties as from time to time may be assigned to the Vice President by the President or by the Board of Directors.

Section 9. Secretary. The Secretary shall be sworn to the faithful discharge of his or her duty. The Secretary shall:

a. Keep the minutes of the meetings of the shareholders and of the Board of Directors in hooks provided for that purpose;
b. See that all notices are duly given in accordance with the provisions of these By-Laws or as required by law;
c. Be custodian of the records and of the seal of the corporation and see that such seal is affixed to all stock certificates prior to their issue and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these By-Laws.
d.  Have charge of the stock books of the corporation and keep or cause to be kept the stock and transfer books in such manner as to show at any time the amount of the stock of the corporation issued and outstanding, the manner in which and the time when such stock was paid for, the names, alphabetically arranged, and the addresses of the holders of record; and exhibit during the usual business hours of the corporation to any director, upon application, the original or duplicate stock ledger;
e. Sign with the President, or a Vice President, certificates of stock of the corporation;
f.  See that the books, reports, statements, certificates, and all other documents and records of the corporation required by law are properly kept and filed;
g.  In general, perform all duties incident to the office of Secretary and such other duties as, front time to time, may be assigned to the Secretary by the Board of Directors or by the President.

Section 10. Treasurer. The Treasurer shall:

a.  Have charge and custody of, and be responsible for, all funds and securities of the corporation;
b.  From time to time render a statement of the condition of the finances of the corporation at the request of the Board of Directors;
c.  Receive and give receipt for monies due and payable to the corporation from any source whatsoever;
d.  In general, perform all duties incident to the office of Treasurer, and such other duties as from time to time may be assigned to the Treasurer by the Board of Directors or by the President.

Section 11. Salaries Salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Director of the corporation.

ARTICLE IV
Directors

Section 1. General Powers. The business and affairs of this corporation and the management thereof shall be vested in a Board of Directors consisting of not less than one (1) nor more than three (3) members.

Section 2. Number and qualification. The number of directors of this corporation shall be not less than one (1) and not more than three (3). The number of directors may be increased or decreased front time to time within the limits stated above by the action of the majority or the whole Board of Directors. Directors shall he elected for a term of one (1) year and shall serve until the election and qualification of their successors, unless they sooner resign. At the first annual meeting of the shareholders and at each annual meeting thereafter, the shareholders shall so elect directors to hold office until the next succeeding annual meeting. The directors need not be residents of the State of Utah or shareholders of the corporation.

Section 3. Executive Committee. The Board of Directors by resolution passed by a majority of the Board may designate two or more of their number to constitute one or more a committees, which shall have and exercise, subject to limitations, if any, as may be prescribed herein or by resolution of the Board of Directors, such powers and authority as the Board of Directors shall direct.

Section 4. Vacancy. Any director may resign at any time by giving written notice to the Chief Executive Officer, President or to the Secretary of the corporation Such resignation shall take effect at the time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy occurring in the Board of Directors may be filled by the affirmative majority vote of the Board of Directors, A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. A director chosen to fill a position resulting from a vacancy or an increase in the number of directors shall hold office until the next annual or special meeting of shareholders.

Section 5. Removal. Any director may be removed from office, either with or without cause, at any time, and another person may be elected to his place, to serve for the remainder of his term, at any annual or special meeting of shareholders called for that purpose, by a majority of all of the shares of stock outstanding and entitled to vote. In case any vacancy so created shall not be filled by the shareholders at such meeting, such vacancy may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum. A director appointed by the Board of Directors to fill a vacancy under Section 4 above, may be removed from office, either with or without cause, at any time, by the vote of a majority of the Board of Directors under this Section 5 without necessity of a shareholders meeting.

Section 6. Meetings. The regular meeting of the Board of Directors shall be held immediately following the annual shareholder's meeting. The Board of Directors shall meet at such other time or times as they may from time to time determine.

Section 7. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the President or any two directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place for holding any special meeting of the Board of Directors called by them.

Section 8. Place of Meetings. The Board of Directors may hold its meetings at such place or places within or without the State of Utah as the Board may from time to time determine, or, with respect to its meetings, as shall be specified or fixed in respective notices or waivers of notice of such meetings.

Section 9. Special Meetings: Notice. Special meetings of the Board of Directors shall be held whenever called by the Chief Executive Officer or President or by two of the directors. Notice of the time and place of holding said special meeting of the Board of Directors shall be given to each director by either (i) registered mail, return receipt requested, deposited in the mail at least five (5) days prior to the date of said special meeting, or (ii) guaranteed overnight delivery by a nationally-used courier service at least two (2) days prior to the date of said special meeting, or (iii) by telex, email transmission or facsimile copy sent at least twenty-four (24) hours prior to the time and date of such special meeting. Attendance of a director at such special meeting shall constitute a waiver of notice of such special meeting, except where a director attends the meeting for the express purpose of objecting to the transacting of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular meeting or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 10. Presence of Meetings. Members of the Board, or of any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear one another. Participation in a meeting pursuant to this Section 10 shall constitute presence in person at such meeting.

Section 11. Quorum and Manner of Acting. A majority of the members of the Board of Directors shall form a quorum for the transaction of business at any regular or special meeting of the Board of Directors. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If the vote of a lesser number is required for a specific act by the Articles of Incorporation, or by another provision of these By-Laws, then that lesser number shall govern. In the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time until a quorum be had.

Section 12. Compensation. By resolution of the Board of Directors, the directors may be paid their expenses, if any, for attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore.

Section 13.. Election of Officers. At the first meeting of the Board of Directors after the annual election, the Chief Executive Officer, President, Vice President, and Secretary and Treasurer shall be elected to serve for the ensuing year and until the election of their respective successors, and an executive committee may be elected. Election shall be by ballot, and the majority of the votes cast shall be necessary to elect. Any vacancies that occur may be filled by the Board of Directors for the unexpired term. An officer may be removed at any time by the majority vote of the directors present at any regular or special meeting of said Board of Directors at which a quorum is present. The Board of Directors shall have the power to fill officer vacancies, create new officer positions, and adjust salaries of officers as said Board from time to time shall deem necessary, all in accordance with the Articles of Incorporation.

Section 14. Reporting. At each annual shareholder's meeting, the directors shall submit a statement of business done during the preceding year, together with a report of the general financial condition of the corporation, and of the condition of its tangible property.
ARTICLE V
Books and Records

Section 1. The corporation shall keep either within or without the State of Utah, complete books and records of account and shall keep minutes of the proceedings of its shareholders and the Board of Directors.

Section 2. The corporation shall keep at its registered office or principal place of business, a record of its shareholders, giving the names and addresses of all of the shareholders and the number and class of the shares held by each.

Section 3. The books, records of account, financial statements and other documents of the corporation shall be available to such persons who have been designated by law as having a right thereto, and said books, records of account, financial statements and documents shall be made available to such persons in the manner and in accordance with the procedures established by law.

ARTICLE VI
Stock

Section 1. Authorization. The authorized shares of stock of the corporation shall be as provided by the Articles of Incorporation.

Section 2. Certificate of Shares. The shares of stock of the corporation shall be represented by certificates signed by the Chief Executive Officer, President or the Vice President and the Secretary or an assistant Secretary of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof The signatures of the President or Vice President and the Secretary or Assistant Secretary upon a certificate may be facsimile if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the corporation itself or an employee of the corporation. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issue.

Section 3. Issuance of, Certificates. Each certificate representing shares shall state upon the face of same that the corporation is organized under the laws of the State of Utah, the name of the person to whom the certificate is issued, the number and class of shares, and the designation of the series, if any, which such certificate represents. No certificate shall be issued for any shares until such shares are fully paid and when issued shall bear the notation that the certificate is issued as a fully paid and non-assessable certificate of stock.

Section 4. Transfer of Shares. Transfer of shares of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duty executed and filed with the secretary of the corporation, and on surrender for cancellation of the certificate for such shares. Upon surrender to the corporation or to a transfer agent of the corporation of a certificate of stock duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, and cancel the old certificate. Every such transfer of shares shall be entered on the stock book of the corporation which shall be kept at its principal office, or by its registrar duly appointed.

Section 5. Transfer Agent. The Secretary of the corporation shall act as transfer agent of the certificates representing the shares of the corporation unless another person or entity is so designated by the Board of Directors. The Secretary shall maintain a stock transfer book, the stubs in which shall set forth, among other things, the names and addresses of the holders of all issued shares of the corporation, the number of shares held by each, the certificate numbers representing such shares, the date of issue of the certificates representing such shares, and whether or not such shares originate from original issue or from transfer. The names and addresses of the shareholders as they appear on the stubs of the stock transfer book shall be conclusive evidence as to who are the shareholders of record and as such entitled to receive notice of the meetings of shareholders; to vote at such meetings; to examine the list of the shareholders entitled to vote at meetings; to receive dividends; and to own, enjoy and exercise any other property rights deriving from such shares against the corporation. Each shareholder shall be responsible for notifying the Secretary in writing of any change in his name or address and failure so to do will relieve the corporation, its directors, officers and agents, from liability for failure to direct notices or other documents, or to pay over or transfer dividends or other property or rights, to a name and address other than the name and address appearing on the stub of the stock transfer book.

The Board of Directors may at its discretion, appoint instead of the Secretary of the corporation, one or more transfer agents, registrars and agents outside the corporation for making payment upon any class of stock, bond, debenture, or other security of the corporation. Such agents and registrars may be located either within or outside the State of Utah. They shall have such rights and duties and shall be entitled to such compensation as may be agreed.

Section 6. Fractional Shares. The corporation may, but shall not be obliged to, issue a certificate for a fractional share, and by action by its Board of Directors, may issue in lieu thereof scrip in register or bearer form which shall entitle the holder to receive a certificate for a full share upon the surrender of such scrip aggregated to a full share. The rights and obligations of persons holding said fractional shares or scrip shall be as are contained in any applicable provision of these By-Laws, Articles of Incorporation, or laws of the State of Utah.

Section 7. Treasury Shares. Treasury shares of stock shall be held by the corporation as permitted by law, subject to the disposal of the Board of Directors and shall neither vote nor participate in dividends.

Section 8. Lien. The corporation shall have a first lien on all shares of its stock and upon all dividends declared upon same for any indebtedness of the respective holders thereof of the corporation.

Section 9. Lost Certificates. In cases of loss or destruction of a certificate of stock, no new certificates shall be issued in lieu thereof except upon satisfactory proof to the Board of Directors of such loss or destruction, and, at the election of a majority of the Board of Directors, upon giving satisfactory security by bond or otherwise, against loss to the corporation.. Any such new certificate shall be plainly marked "Duplicate" on its face.

Section 10. Consideration and Payment for Shares. Shares having a par value shall be issued for such consideration, expressed in dollars but not less than the par value thereof, as shall be fixed from time to time by the Board of Directors. Shares without par value shall be issued for such consideration expressed in dollars as shall be fixed from time to time by the Board of Directors. Treasury shares shall be disposed of for such consideration expressed in dollars as may be fixed from time to time by the Board of Directors. Such consideration may consist, in whole or in part, of money, other property, tangible or intangible, or labor or services actually performed for the corporation, but neither promissory notes nor future services shall constitute payment or part payment for shares.

ARTICLE VII
Shareholders

Section 1. Annual Meeting. The regular meeting of the shareholders of the corporation shall be held at a time and place to be designated by the President, Vice President, or the Board of Directors, provided, however, that whenever such day shall fall upon a Sunday or a legal holiday, the meeting shall be held on the next succeeding business day. At the regular annual meeting of the shareholders, the directors for the ensuing year shall be elected. The officers of the corporation shall present their annual reports and the Secretary shall have on file for inspection and reference, an authentic list of the shareholders, giving the amount of stock held by each as shown by the stock books of the corporation ten (10) days before the annual meeting.

Section 2. Special Meeting Special meetings of the shareholders may be called at any time by the President, any member of the Board of Directors, or by the holders of not less than twenty five percent (25%) of all of the shares entitled to vote at said special meeting. The Board of Directors may designate any place as the place for any annual meeting or for any special meeting called by the Board of Directors. If a special meeting shall be called otherwise than by the Board of Directors, the place of meeting shall be the principal office of the corporation.

Section 3. Notice.of:Meetings. Written or printed notice stating the place, day and hour of the meeting, and in case of special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally, or by mail, by or at the discretion of the President, the Secretary, or the director or the person calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the U.S. Mails and addressed to the shareholder at his address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.

Section 4. Closing Transfer Books. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shares for any other purpose, the Board of Directors may provide that the stock transfer books shall be closed for any stated period not exceeding sixty (60) days. If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of such shareholders, such date in any case to be not more than sixty (60) days and in the case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action, requiring such determination of shareholders, or shareholders entitled to receive payment of a dividend, the day on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such a determination shall apply to any adjournment thereof. The officer or agent having charge of the stock transfer books for shares of the corporation shall make, at least ten (10) days before each meeting of shareholders, a complete list of shareholders entitled to vote at any such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, which list for a period of ten (10) days prior to such meeting, shall be kept on file at the principal office of the corporation. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders.

Section 5. Election of Directors. At each annual meeting of the shareholders of the corporation, the directors shall be elected who shall serve until their successors are duly elected and qualified, unless they sooner resign. Election of directors shall be by such of the shareholders as attend the annual meeting, either in person or by proxy, provided that if the majority of stock is not represented, said meeting may be adjourned by the shareholders present for a period not exceeding sixty (60) days at any one adjournment. At each election of directors, cumulative voting shall not be allowed. In the election of directors, that number of candidates equaling the number of directors to be elected, having the highest number of votes cast in favor of their election, are elected to the Board of Directors.

Section 6..Quonmm. One-third of the outstanding stock exclusive of treasury stock, shall be necessary to constitute a quorum at meetings of the shareholders. If a quorum is present at any meeting, a matter other than the election of directors shall be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a greater number is required by the Articles of Incorporation of the Company. In the absence of a quorum, those present may adjourn the meeting from day to day but not exceeding sixty (60) days.

Section 7. Proxies. Any shareholder entitled to vote may be represented at any regular or special meeting of the shareholders by a duly executed proxy.

ARTICLE VIII
Waiver of Notice

Section 1. Directors and Officers. Unless otherwise provided by law, whenever any notice is required to be given to any director or officer of the corporation under the provisions of these By-Laws or under the provisions of the Articles of Incorporation, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 2. Shareholders. No notice of the time, place or purpose of any annual, regular, or special meeting of the shareholders need be given if all shareholders of record on the date said meeting is held waive such notice in writing either before or after the regular, or special meeting of the shareholders, such meeting shall be deemed to have been legally and duly called, noticed, held, and conducted.

ARTICLE IX
Action Without a Meeting

Section 1. Any action required by the laws of the State of Utah, the Articles of Incorporation, or by these By-Laws, to be taken at a meeting of the directors or shareholders of this corporation, or any action which may be taken at a meeting of the directors or shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all the directors or a majority of the shareholders entitled to vote with respect to the subject matter thereof. Such consent shall have the same force and effect as a vote of the directors or shareholders taken at a meeting, and may be stated as such in any Articles or documents filed with the Secretary of State under the law of the State of Utah.

ARTICLE X
Contract, Loans, Checks and Deposits

Section 1. Contracts, The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 2. Loans. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

Section 3. Checks. Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

Section 4. Deposits, All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies of other depositories as the Board of Directors may select.

ARTICLE XI
Execution of Instruments

Section 1. Execution of Instruments. The Chief Executive Officer and the President shall have power to execute on behalf and in the name of the corporation any deed, contract, bond, debenture, note or other obligations or evidences or indebtedness, or proxy, or other instrument requiring the signature of an officer of the corporation, except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation. Unless so authorized, no officer, agent or employee shall have any power or authority to bind the corporation in any way, to pledge its credit or to render it liable pecuniarily for any purpose or in any amount.

Section 2, Checks and Endorsements. All checks and drafts upon the funds to the credit of the corporation in any of its depositories shall be signed by such of its officers or agents as shall from time to time be determined by resolution of the Board of Directors which may provide for the use of facsimile signatures under specified conditions, and all notes, hills receivable, trade acceptances, drafts, and other evidences of indebtedness payable to the corporation shall, for the purposes of deposit, discount or collection, be endorsed by such officers or agents of the corporation or in such manner as shall from time to time be determined by resolution of the Board of Directors.

ARTICLE XII
Miscellaneous

Section I. Corporate Seal, The Board of Directors may provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the corporation, the state of incorporation, and the words "Corporate Seal".

Section 2. Fiscal Year, The fiscal year of the corporation shall be as established by the Board of Directors.

Section 3. Amendments. Subject to repeal or change by action of the shareholders, the Board of Directors shall have the power to alter, amend, or repeal the By-Laws of the corporation and to make and adopt new By-Laws at any regular meeting of the Board of Directors or at any special meeting called for that purpose.

Section 4. Dividends. The Board of Directors may, from time to time, declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Articles of Incorporation.

ADOPTED BY THE BOARD OF DIRECTORS as of the date of incorporation of the Corporation.

DIRECTORS:

/s/ Phillip J. Chipping
Phillip J. Chipping

/s/ Robert G. Pedersen II
Robert G. Pedersen II

Exhibit C

Officers and Directors of Parent
— Pre-Effective Time and Post-Effective Time—

Pre-Effective Time: Johnny Lee, CEO and Director ; David Ho, CFO and Director

Following Notice Filings:

The following persons shall be appointed as Officers of Parent:

Name Robert G. Pedersen II	Office Chief Executive Officer, President and Director

Exhibit D

Convertible Notes

At the Effective Time, the issued and outstanding Convertible Notes set forth below shall be converted, in accordance with their terms, into the number of shares of Parent Common Stock indicated below.

Holder	Aggregate Outstanding Principal Amount	Expiration Date	Conversion Price	Number of Shares of Parent Common Stock into which the Convertible Note shall become Convertible at the Effective Date
Core Fund L.P.	$250,000.00	March 31, 2007	$0.35	714,286

Exhibit E

Certificate of Incorporation of Parent

**DEAN HELLER**
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

FILED # C 8780-04
APR 02 2004
IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

# Articles of Incorporation
(PURSUANT TO NRS 78)

# 159479

*Important: Read attached instructions before completing form.*

ABOVE SPACE IS FOR OFFICE USE ONLY

| | |
|---|---|
| 1. Name of Corporation: | Amerasia Khan Enterprises Ltd. |
| 2. Resident Agent Name and Street Address: | Name: Pacific Registered Agents, Inc.<br>Street Address: 180 Sussex Place, City: Carson City, NEVADA 89703<br>Optional Mailing Address: 1805 N. Carson St. #337, City: Carson City, State: NV, Zip Code: 89701 |
| 3. Shares: | Number of shares with par value: 50,000,000 Par value: $0.001 Number of shares without par value: |
| 4. Names & Addresses, of Board of Directors/Trustees: | 1. Name: Johnny Lee<br>Street Address: #903 Chung Ying Bldg. 20-20A Connaught Road West, Hong Kong<br>2. Name: David Ho<br>Street Address: 341 West Broadway, Suite 200, Vancouver B.C. V5Z 1J9 Canada<br>3. Name:<br>Street Address: City State Zip Code |
| 5. Purpose: | The purpose of this Corporation shall be: |
| 6. Names, Address and Signature of Incorporator: | Name: Lori Ann Y. Fujioka Signature: [signature]<br>Address: 1660 Lincoln St. Ste. 2450, City: Denver, State: CO, Zip Code: 80264 |
| 7. Certificate of Acceptance of Appointment of Resident Agent: | I hereby accept appointment as Resident Agent for the above named corporation.<br>[signature] Charles F. Mathias, President — Authorized Signature of R.A. or On Behalf of R.A. Company; Date: 3/31/2004 |

*This form must be accompanied by appropriate fees. See attached fee schedule.*

Nevada Secretary of State Form 78 Articles 2003
Revised on: 10/03/03

ARTICLES OF INCORPORATION
OF
AMERASIA KHAN ENTERPRISES LTD.

ARTICLE I
NAME

The name of the corporation is Amerasia Khan Enterprises Ltd. (the "Corporation")

ARTICLE II
AUTHORIZED CAPITAL

The amount of total authorized capital stock which the Corporation shall have authority to issue is 50.000.000 shares of common stock, each with $0.001 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.

Common Stock. After the requirements with respect to preferential dividends on the preferred stock if any shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts. then and not otherwise the holders of the common stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Corporation.

After distribution in full of the preferential amount, if any, to be distributed to the holders of the preferred stock in the event of voluntary or involuntary liquidation, distribution, or sale of assets, dissolution, or winding-up of the Corporation, the holders of the common stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to shareholders, ratably in proportion to the number of shares of the common stock held by them respectively.

Except as may otherwise be required by law, each holder of the common stock shall have one vote in respect to each share of the common stock held by such holder on all matters voted upon by the shareholders

ARTICLE III
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed b. a Board of Directors which shall exercise all the powers of the Corporation except as otherwise provided in the Bylaws, these articles of Incorporation or by the law s of the State of Nevada. The initial Board of Directors shall consist of two members. The names and addresses of the persons who shall ser e as the directors until the first annual meeting of stockholder and until their successors are duly elected and qualified is as follows.

Name	Address
Johnny Lee	#703 Chung Ying Building 20-20A Connaught Road West Hong Kong
David Ho	841 West Broadway, Suite 200 Vancouver, B.C. V5Z 1J9 Canada

The directors shall be elected at each annual meeting of shareholders, provided that vacancies may be tilled by election by the remaining directors, though less than a quorum or by the shareholders at a special meeting called for that purpose. Despite the expiration of his or her term, a director continues to serge until his or her successor is elected and qualities.

ARTICLE IV
LIMITATION ON DIRECTOR LIABILITY

To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.138), as the same now exists or may hereafter be amended or supplemented, no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for damages for breach of fiduciary duty as a director or officer.

A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director: except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director’s duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 78.300 of the Nevada General Corporation Law; or (iy) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Nevada General Corporation Law is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Nevada General

Corporation Law so amended. Any repeal or modification of this Article 1V shall not adversely affect any right or protection of a director of the Corporation under this Article 1V as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article 1V prior to such repeal or modification.

ARTICLE V
INDEMNIFICATION

The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the tact that he is or was a director or officer of the Corporation or while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

ARTICLE VI
HOLDER OF BOND/OTHER OBLIGATION

The holder of a bond, debenture or other obligation of the Corporation may have any of the rights of a stockholder in the Corporation to the extent determined appropriate by the Board of Directors at the time of issuance of such bond, debenture or other obligation.

ARTICLE VII
PREEMPTIVE RIGHT

The owners of shares of stock of the Corporation shall not have a preemptive right to acquire unissued shares, treasure shares or securities convertible into such shares.

ARTICLE VIII
CUMULATIVE VOTING

Cumulative voting shall not be permitted in the election of directors.

ARTICLE IX
VOTING RIGHTS

Only the shares of capital stock of the Corporation designated at issuance as haying voting rights shall be entitled to vote at meetings of stockholders of the Corporation, and only stockholders

4
of record of shares hawing voting rights shall be entitled to notice of and to vote at meetings of stockholders of the Corporation.

ARTICLE X

The initial resident agent of the Corporation shall be Pacific Registered Agents, Inc., whose street address is 180 Sussex Place. Carson City, Nevada 89703, and whose mailing address is 1805 N. Carson Street. #337, Carson City, Nevada 89701.

ARTICLE XI
INCORPORATOR

The name and address of the incorporator of the Corporation is Lori Ann Y. Fujioka, 1660 Lincoln Street, Suite 2750. Denver, Colorado 80264.

ARTICLE XIl

The provisions of NRS 78.378 to 78.3793 inclusive, shall not apply to the Corporation.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 12th day of February. 2004.

By: /s/ Lori Ann Y. Fujioka
Incorporator

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

Pacific Registered Agents, Inc., hereby accepts appointment as Resident Agent for Amerasia Khan Enterprises Ltd., this 17th day of February, 2004.

By: /s/ Charles F. Mathias
Charles F. Mathias, President Pacific Registered Agents, Inc.

Exhibit F

Bylaws of Parent

BYLAWS
OF
AMERASIA KHAN ENTERPRISES LTD.

1. SHAREHOLDER'S MEETING

.01 Annual Meetings.

The annual meeting of the shareholders of this Corporation, for the purpose of election of Directors and for such other business as may come before it, shall be held at the registered office of the Corporation, or such other places either within or without the State of Nevada, as may be designated by the notice of the meeting, on the first week in December of each and every year, at 1 00 p.m., commencing in 2004, but in case such day shall be a legal holiday, the meeting shall he held at the same hour and place on the next succeeding day not a holiday.

.02 Special Meeting.

Special meetings of the shareholders of this Corporation may be called at any time by the holders of ten percent (10%) of the voting shares of the Corporation, or by the President, Secretary, or by the Board of Directors or a majority thereof. No business shall be transacted at any special meeting of shareholders except as is specified in the notice calling for said meeting. The Board of Directors may designate any place, either within or without the State of Nevada, as the place of any special meeting called by the president or the Board of Directors, and special meetings called by the president or the Board of Directors, and special meetings called at the request of shareholders shall be held at such place in the State of Nevada, as may be determined by the Board of Directors and placed in the notice of such meeting.

.03 Notice of Meeting.

Written notice of annual or special meetings of shareholders stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given by the Secretary or persons authorized to call the meeting to each shareholder of record entitled to vote at the meeting. Such notice shall be given not less than ten (10) nor more than fifty (50) days prior to the date of the meeting, and such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his/her address as it appears on the stock transfer books of the Corporation.

.04 Waiver of Notice.

Notice of the time, place, and purpose of any meeting may be waived in writing and will be waived by any shareholder by his/her attendance thereat in person or by proxy. Any shareholder so waiving shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

.05 Quorum and Adjourned Meetings.

A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. A majority of the shares represented at a meeting even if less than a quorum, may adjourn the meeting from time to time without further notice At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

.06 Proxies.

At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his/her duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

.07 Voting of Shares.

Except as otherwise provided in the Restated Articles of Incorporation or in these Bylaws every shareholder of record shall have the right at every shareholder's meeting to one (1) vote for every share standing in his/her name on the books of the Corporation, and the affirmative vote of a majority of the shares represented at a meeting and entitled to vote thereat shall be necessary for the adoption of a motion or for the determination of all questions and business which shall come before the meeting.

II. DIRECTORS

.01 General Powers.

The business and affairs of the Corporation shall be managed by its Board of Directors

.02 Number, Tenure and Qualifications.

The number of Directors of the Corporation shall be not less than one nor more than thirteen. Each Director shall hold office until the next annual meeting of shareholders and until his/her successor shall have been elected and qualified. Directors need not be residents of the State of Nevada or shareholders of the Corporation.

.03 Election.

The Directors shall be elected by the shareholders at their annual meeting each year and if for any cause the Directors shall not have been elected at an annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by these Bylaws.

.04 Vacancies.

In case of any vacancy in the Board of Directors, the remaining Director, whether constituting a quorum or not, may elect a successor to hold office for the unexpired portion of the terms of the Director whose place shall be vacant, and until his/her successor shall have been duly elected and qualified.

.05 Resignation.

Any Director may resign at any time by delivering written notice to the Secretary or registered office of the Corporation.

.06 Meetings.

At any annual, special or regular meeting of the Board of Directors, any business may be transacted, and the Board may exercise all of its powers. Any such annual, special or regular meeting of the Board of Directors of the Corporation may be held outside of the State of Nevada, and any member or members of the Board of Directors of the Corporation may participate in any such meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time: the participation by such means shall constitute presence in person at such meeting.

A. Annual Meeting of Directors.

Annual meetings of the Board of Directors shall be held immediately after the annual shareholders' meeting or at such time and place as may be determined by the Directors. No notice of the annual meeting of the Board of Directors shall be necessary.

B Special Meetings.

Special meetings of the Directors shall be called at any time and place upon the call of the president or any Director. Notice of the time and place of each special meeting shall be given by the secretary, or the persons calling the meeting, by mail, radio, telegram, or by personal communication by telephone or otherwise at least one (1) day in advance of the time of the meeting The purpose of the meeting need not be given in the notice. Notice of any special meeting may be waived in writing or by telegram (either before or after such meeting) and will be waived by any Director in attendance at such meeting.

C. Regular Meetings of Directors.

Regular meetings of the Board of Directors shall be held at such place and on such day and hour as shall from time to time be fixed by resolution of the Board of Directors. No notice of regular meetings of the Board of Directors shall be necessary.

.07 Quorum and Voting.

A majority of the Directors presently in office shall constitute a quorum for all purposes, but a lesser number may adjourn any meeting, and the meeting may be held as adjourned without further notice. At each meeting of the Board at which a quorum is present, the act of a majority of the Directors present at the meeting shall be the act of the Board of Directors. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

.08 Compensation.

By resolution of the Board of Directors, the Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefore.

.09 Presumption of Assent.

A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his/her dissent shall be entered in the minutes of the meeting or unless he/she shall file his/her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting Such right to dissent shall not apply to a Director who voted in favor of such action.

.10 Executive and Other Committees.

The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one of more other committees, each of which, to the extent provided in such resolution. shall have and may exercise all the authority of the Board of Directors, but no such committee shall have the authority of the Board of Directors, in reference to amending the Restated Articles of Incorporation, adoption a plan of merger or consolidation, recommending to the shareholders the sale, lease, exchange, or other disposition of all of substantially all the property and assets of the dissolution of the Corporation or a revocation thereof, designation of any such committee and the delegation thereto of authority shall not operate to relieve any member of the Board of Directors of any responsibility imposed by law.

.11 Chairman of Board of Directors.

The Board of Directors may, in its discretion, elect a chairman of the Board of Directors from its members; and, if a chairman has been elected, he/she shall, when present, preside at all meetings of the Board of Directors and the shareholders and shall have such other powers as the Board may prescribe.

.12 Removal.

Directors may be removed from office with or without cause by a vote of shareholders holding a majority of the shares entitled to vote at an election of Directors.

III. ACTIONS BY WRITTEN CONSENT

Any corporate action required by the Restated Articles of Incorporation. Bylaws, or the laws under which this Corporation is formed to he voted upon or approved at a duly called meeting of the Directors or shareholders may be accomplished without a meeting if a written memorandum of the respective Directors or shareholders, setting forth the action so taken, shall be signed by all the Directors or shareholders, as the case maybe.

IV. OFFICERS.

.01 Officers Designated.

The Officers of the Corporation shall be a president, one or more vice presidents (the number thereof to be determined by the Board of Directors), a secretary and a treasurer, each of whom shall be elected by the Board of Directors. Such other Officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any Officer may he held by the same person, except that in the event that the Corporation shall have more than one director, the offices of president and secretary shall be held by different persons.

.02 Election, Qualification and Term of Office.

Each of the Officers shall be elected by the Board of Directors. None of said Officers except the president need be a Director, but a vice president who is not a Director cannot succeed to or fill the office of president. The Officers shall be elected by the Board of Directors. Except as hereinafter provide, each of said Officers shall hold office from the date of his/her election until the next annual meeting of the Board of Directors and until his/her successor shall have been duly elected and qualified.

.03 Powers and Duties.

The powers and duties of the respective corporate Officers shall be as follows:

A. President.

The president shall be the chief executive Officer of the Corporation and, subject to the direction and control of the Board of Directors, shall have general charge and supervision over its property business, and affairs. He/she shall, unless a Chairman of the Board of Directors has been elected and is present, preside at meetings of the shareholders and the Board of Directors.

B. Vice President

In the absence of the president or his/her inability to act, the senior vice president shall act in his place and stead and shall have all the powers and authority of the president, except as limited by resolution of the Board of Directors.

C. Secretary

The secretary shall:

1.	Keep the minutes of the shareholder's and of the Board of Directors meetings in one or more books provided for that purpose;
2.	See that all notices are duly given in accordance with the provisions of these Bylaws or as required by law;
3.	Be custodian of the corporate records and of the seal of the Corporation and affix the seal of the Corporation to all documents as may be required;
4.	Keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder;
5.	Sign with the president, or a vice president, certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors;
6.	Have general charge of the stock transfer books of the corporation, and
7.	In general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him/her by the president or by the Board of Directors

D. Treasurer.

Subject to the direction and control of the Board of Directors the treasurer shall have the custody, control and disposition of the funds and securities of the Corporation and shall account for the same, and, at the expiration of his/her term of office, he/she shall turn over to his/her successor all property of the Corporation in his/her possession.

E. Assistant Secretaries and Assistant Treasurers.

The assistant secretaries, when authorized by the Board of Directors, may sign with the president or a vice-president certificates for shares of the Corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The assistant treasurers shall, respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or the treasurer, respectively, or by the president or the Board of Directors.

.04 Removal.

The Board of Directors shall have the right to remove any Officer whenever in its judgment the best interest of the Corporation will he served thereby.

.05 Vacancies.

The Board of Directors shall fill any office which becomes vacant with a successor who shall hold office for the unexpired term and until his/her successor shall have been duly elected and qualified

.06 Salaries.

The salaries of all Officers of the Corporation shall be fixed by the Board of Directors.

V. SHARE CERTIFICATES

.01 Form and Execution of Certificates.

Certificates for shares of the Corporation shall be in such form as is consistent with the provisions of the Corporation laws of the State of Nevada. They shall be signed by the president and by the secretary, and the seal of the Corporation shall be affixed thereto Certificates may be issued for fractional shares.

.02 Transfers.

Shares may be transferred by delivery of the certificates therefore, accompanied either by an assignment in writing on the back of the certificates or by a written power of attorney to assign and transfer the same signed by the record holder of the certificate. Except as otherwise specifically provided in these Bylaw, no shares shall he transferred on the books of the Corporation until the outstanding certificate therefore has been surrendered to the Corporation.

.03 Loss or Destruction of Certificates.

In case of loss or destruction of any certificate of shares, another may be issued in its place upon proof of such loss or destruction and upon the giving of a satisfactory bond of indemnity to the Corporation. A new certificate may be issued without requiring any bond, when in the judgment of the Board of Directors it is proper to do so.

VI. BOOKS AND RECORDS

.01 Books of Accounts, Minutes and Share Register.

The Corporation shall keep complete books and records of accounts and minutes of the proceedings of the Board of Directors and shareholders and shall keep at its registered office, principal place of business, or at the off ice of its transfer agent or registrar a share register giving the names of the shareholders in alphabetical order and showing their respective addresses and the number of shares held by each.

.02 Copies of Resolutions.

Any person dealing with the Corporation may rely upon a copy of any of the records of the proceedings, resolutions, or votes of the Board of Directors or shareholders, when certified by the president or secretary.

VII. CORPORATE SEAL.

The following is an impression of the corporate seal of this Corporation:

VIII. LOANS.

Generally, the Corporation shall make no loans to its Officers or Directors, unless first approved by the holder of two-third of the voting shares, and no loans shall be made by the Corporation secured by its shares. Loans shall be permitted to be made to Officers, Directors and employees of the Company for moving expenses, including the cost of procuring housing. Such loans shall be limited to $25,000.00 per individual upon unanimous consent of the Board of Directors.

IX. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

.01 Indemnification.

The Corporation shall indemnify and person who was or is a part or is threatened to be made a party to any proceeding, whether civil criminal administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action. suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and with respect to any criminal action or procedure had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action proceeding, had reasonable cause to believe that such person's conduct was unlawful.

.02 Derivative Action

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in the Corporation's favor by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) and amount paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonable believed to be in or not opposed to the hest interests of the Corporation, and, with respect to amounts paid in settlement, the settlement of the suit or action was in the best interests of the Corporation, provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the Corporation unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action or suit by judgment or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation.

.03 Successful Defense.

To the extent that a Director, Trustee, Officer, employee or Agent of the Corporation has been successful on the merits or otherwise, in whole or in part in defense of any action, suit or proceeding referred to in Paragraphs .01 and .02 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

.04 Authorization.

Any indemnification under Paragraphs 01 and 02 above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, Trustee, Officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Paragraphs 01 and .02 above Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (b) is such a quorum is not obtainable, by a majority vote of the Directors who were not parties to such action. suit or proceeding, or (c) by independent legal counsel (selected by one or more of the Directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (d) by the Shareholders. Anyone making such a determination under this Paragraph 04 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

.05 Advances.

Expenses incurred in defending civil or criminal action, suit or proceeding shall be paid by the Corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Paragraph .04 above upon receipt of an undertaking by or on behalf of the Director, Trustee, Officer, employee or agent to repay such amount unless it shall intimately be by the Corporation is authorized in this Section.

.06 Nonexeclusivity

The indemnification provided m this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Trustee, Officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person

.07 Insurance.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, Trustee. Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability.

.08 "Corporation" Defined

For purposes of' this Section, references to the "Corporation" shall include, in addition to the Corporation, an constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its Directors, Trustees, Officers, employees or agents. so that any person who is or was a Director, Trustee, Officer, employee or agent of such constituent corporation or of any entity a majority of the voting stock of which is owned by such constituent corporation or is or was serving at the request of such constituent corporation as a Director. Trustee, Officer, employee or agent of the corporation. partnership. joint venture trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving Corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

X. AMENDMENT OF BYLAWS

.01 By the Shareholders

These Bylaws may be amended, altered, or repealed at any regular or special meeting of the shareholders if notice of the proposed alteration or amendment is contained in the notice of the meeting.

.02 By the Board of Directors.

These Bylaws may be amended, altered, or repealed by the affirmative vote of a majority of the entire Board of Directors at any regular or special meeting of the Board.

XI. FISCAL YEAR.

The fiscal year of the Corporation shall be set by resolution of the Board of Directors

XII. RULES OF ORDER.

The rules contained in the most recent edition of Robert's Rules of Order, Newly Revised, shall govern all meetings of shareholders and Directors where those rules are not inconsistent with the Restated Articles of Incorporation, Bylaws, or special rules or order of the Corporation

XIII. REIMBURSEMENT OF DISALLOWED EXPENSES.

If any salary, payment, reimbursement, employee fringe benefit, expense allowance payment, or other expense incurred by the Corporation for the benefit of an employee is disallowed in whole or in part as a deductible expense of the Corporation for Federal Income Tax purposes. the employee shall reimburse the Corporation, upon notice and demand, to the full extent of the disallowance. This legally enforceable obligation is in accordance with the provisions of Revenue Ruling 69-115, 1969-1 C.B. 50, and is for the purpose of entitling such employee to a business expense deduction for the taxable year in which the repayment is made to the Corporation. In this manner, the Corporation shall be protected from having to bear the entire burden of disallowed expense items.

I HEREBY CERTIFY that the foregoing is a full, true and correct copy of the Bylaws of AMERASIA KHAN ENTERPRISES LTD., a Nevada corporation, as in effect on the date hereof.

WITNESS my hand this 2nd day of April, 2004.

/s/ Johnny Lee
Johnny Lee - President & CEO

/s/ David Ho
David Ho - Secretary